UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

LITHIUM AMERICAS CORP.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41788	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 - 666 Burrard St

Vancouver, British Columbia, Canada V6C 2X8

(Address of principal executive offices, and Zip Code)

(778) 656-5820

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LAC	New York Stock Exchange Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On January 7, 2025, Lithium Americas Corp. (the “Company”) issued a press release announcing an increased mineral resource and mineral reserve estimate for the Thacker Pass lithium project in Humboldt County, Nevada (“Thacker Pass”), including the release of an independent National Instrument 43-101 (“NI 43-101”) technical report entitled “NI 43-101 Technical Report on the Thacker Pass Project Humboldt County, Nevada, USA,” dated effective December 31, 2024 and an independent S-K 1300 technical report (the “SK 1300 Technical Report”) entitled “S-K 1300 Technical Report Summary on the Thacker Pass Project Humboldt County, Nevada, USA” dated December 31, 2024. A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 or Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01	Other Events.

Detailed Property Description

For a complete description of the Thacker Pass lithium project in Humboldt County, Nevada (“Thacker Pass” or the “Project”), see:

•

the report entitled “S-K 1300 Technical Report Summary on the Thacker Pass Project, Humboldt County, Nevada, USA”, current as of December 31, 2024 (the “Thacker Pass S-K 1300 Report”), prepared for the Company by SGS Canada Inc., Sawtooth Mining, LLC, a subsidiary of NACCO Natural Resources Corporation, NewFields Mining Design & Technical Services and EXP U.S. Services Inc., each of which are independent companies and not associates or affiliates of the Company or any associated company of the Company; and

•

the report entitled “NI 43-101 Technical Report on the Thacker Pass Project, Humboldt County, Nevada, USA” effective as of December 31, 2024 (the “Thacker Pass TR”), which has been filed with the securities regulatory authorities in each of the provinces and territories of Canada. The Thacker Pass TR was prepared by William van Breugel, P. Eng., Johnny Canosa, P. Eng., Joseph M. Keane, P.E., Benson Chow, RM-SME, Kevin Bahe, P.E., Paul Kaplan, P.E., and Walter Mutler, P.Eng., each of whom is a “qualified person” for the purposes of NI 43-101, for those sections of the Thacker Pass TR that they are responsible for preparing.

The Thacker Pass S-K 1300 Report and the Thacker Pass TR are referred to as the “Reports”. The information contained in this section has been derived from the Reports, is subject to certain assumptions, qualifications and procedures described in the Reports, some of which are not fully described herein, and is qualified in its entirety by the full text of the Reports.

Reference should be made to the full text of the Reports. The Thacker Pass S-K 1300 Report is available for viewing on the Company’s profile at sec.gov. The Thacker Pass TR is available for viewing on the Company’s profile on SEDAR+ at www.sedarplus.ca. All capitalized terms used in the disclosure below that are not otherwise defined shall have the meanings ascribed thereto in the Reports, as applicable. For certainty, references to “Lithium Americas Corp.”, “the Company” or “LAC” refer to the Company unless the historical context otherwise requires, in which case references relate to Old LAC (prior to the completion of the Arrangement).

The following description is taken from the Reports, and also includes certain information updated from the time of the filing of the Reports in accordance with the requirements of S-K 1300.

Property Description and Location

Thacker Pass is currently in the development stage with pre-construction activities well advanced. Lithium Nevada LLC (“LN”), a wholly owned subsidiary of Lithium Americas Corp. (“LAC”), is advancing the Project in Humboldt County, Nevada. Thacker Pass is owned by a joint venture between Lithium Americas, which has a 62% ownership, and General Motors Holdings LLC (“GM”), which has a 38% ownership. The terms “LN” and “LAC” are used throughout the report to denote the owners of the Project.

Thacker Pass is located in Humboldt County in northern Nevada, approximately 100 kilometers (“km”) north-northwest of Winnemucca, approximately 33 km west-northwest of Orovada, Nevada, and 33 km due south of the Oregon border. It is situated within Township 44 North (T44N), Range 34 East (R34E), and within portions of Sections 1 and 12; T44N, R35E within portions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17; and T44N, R36E, within portions of Sections 7, 8, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, and 29. The Project area is located on the United States Geological Survey (USGS) Thacker Pass 7.5-minute quadrangle at an approximate elevation of 1,500 m. Entrance to the Project can be found at 41o 41’ 40.6” N 118o 02’ 4.3” W.

The Thacker Pass area encompasses approximately 7,900 hectares (ha) and lies within and is surrounded by public lands administered by the BLM. Thacker Pass includes certain surface rights and encompasses the mineral claims that were formerly referred to as the Stage I area of the Kings Valley Lithium Project and includes lithium (“Li”) claystone mining at the Thacker Pass deposit, and is located in Humboldt County in northern Nevada, approximately 100 km north-northwest of Winnemucca, about 33 km west-northwest of Orovada, Nevada and 33 km due south of the Oregon border. The area is sparsely populated and used primarily for ranching and farming.

Access to Thacker Pass is via the paved US Highway 95 and paved State Route 293; travel north on US-95 from Winnemucca, Nevada, for approximately 70 km to Orovada, Nevada and then travel west-northwest on State Route 293 for 33 km toward Thacker Pass to the Thacker Pass site entrance. Driving time is approximately one hour from Winnemucca, and 3.5 hours from Reno. On-site access is via several gravel and dirt roads established during the exploration and Phase 1 early works phase. The closest international airport is located in Reno, Nevada, approximately 370 km southwest of Thacker Pass. The nearest railroad access is in Winnemucca, Nevada.

As at December 31, 2023, the net book value for the Thacker Pass property was $202.8 million.

118°20'W
118°10'W
118°0'W
117°50'W
42°0'N
41°50'N
41°40'N
41°30'N
N
Oregon
Nevada
Montana Mountains
Kings River Valley
Quinn River Valley
Bilk Creek Mountains
Double H Mountains
SR-293
Orovada
US HWY 95
SR-140
World Hillshade Source
Sources: Esri, Airbus DS, USGS, NGA, NASA, CGIAR, N Robinson, NCEAS, NLS, OS, NMA, Geodatastyrelsen, Rijkswaterstaat, GSA, Geoland, FEMA, Intermap and the GIS user community
Legend
Plan of Operations
LAC Mineral and Surface Rights
Surface Water Feature (USGS)
US State
Nevada DOT Roads
Major Road
Minor Road
0 1.5 3 6 9 12
Kilometers
1:250,000
Date: Feb. 21, 2024
Data is projected in: NAD 1983 UTM Zone 11 N, Meters
Grid is shown in: Latitude and Longitude
SAWTOOTH MINING, LLC

Mineral Tenure

Thacker Pass is comprised of 2,694 unpatented mining claims and 30 mill site claims (together, the “Thacker Mining Claims”) owned or controlled by LAC. LAC also owns 64.75 ha of private property in the Thacker Pass project area. Lithium Nevada is the record owner of the Thacker Mining Claims, and Thacker Pass does not include the development of LAC’s unpatented mineral claims in the Montana Mountains (“Montana Mountains”).

Unpatented mining claims provide the holder with the rights to all locatable minerals on the relevant property, including lithium. The rights include the ability to use the claims for prospecting, mining or processing operations, and uses reasonably incident thereto, along with the right to use so much of the surface as may be necessary for such purposes or for access to adjacent land. This interest in the Thacker Mining Claims remains subject to the paramount title of the U.S. federal government. The holder of an unpatented mining claim maintains a perpetual entitlement to the claim, provided it meets the obligations for maintenance thereof as required by the Mining Act of the United States of America (the Mining Act) and associated regulations.

At this time, the principal obligation imposed on LAC in connection with holding the Thacker Mining Claims is to pay an annual maintenance fee, which represents payment in lieu of the assessment work required under the Mining Act. The annual fee of $200.00 per claim is payable to the BLM, Department of the Interior, Nevada, in addition to a fee of $12.00 per claim paid to the county recorder of the relevant county in Nevada where the unpatented mining claim is located, along with associated administrative filings. All obligations for the Thacker Mining Claims in Nevada, including annual fees for 2024-25 to the BLM and Humboldt County, have been fulfilled.

The holder of unpatented mining claims maintains the right to extract and sell locatable minerals, which includes lithium, subject to regulatory approvals required under Federal, State and local law. In Nevada, such approvals and permits include approval of a plan of operations by the BLM and environmental approvals.

Royalties

Certain of the Thacker Mining Claims are subject to a 20% royalty payable to Cameco Global Exploration II Ltd. solely in respect of uranium (the “Uranium Royalty”). In addition to the Uranium Royalty and those national, state and local rates described above, Thacker Pass is subject to a gross revenue royalty in the amount of 8% until aggregate royalty payments equaling $22 million have been paid, at which time the royalty will be reduced to 4.0% of gross revenue on all minerals mined, produced or otherwise recovered. The royalty was granted to MF2, LLC (“Orion”), a subsidiary of Orion Mine Fine Finance (Master) Fund I LP (f/k/a RK Mine Finance (Master) Fund II L.P.) in 2013. Orion subsequently transferred 60% of the royalty to Alnitak Holdings, LLC (together with Orion, the “Royalty Holders”). LAC can at any time elect to reduce the rate of the royalty to 1.75% on notice and payment of $22 million to the Royalty Holders.

Permitting and Reclamation Obligations

In 2021, BLM Approved a reclamation cost estimate for the Thacker Pass plan of operations of $47.6 million. Financial assurance in the amount of $13.7 million for the initial work plan was placed with the agency in February 2023 prior to initiating construction with the remaining amount to be placed as construction activities progress. The NDEP-BMRR approved the Plan of Operations and Reclamation Plan (“PoO”) with the issuance of draft Reclamation Permit 0415. On February 25, 2022, the NDEP-BMRR and then issued the final Reclamation Permit 0415. On June 25, 2024, the BLM approved a modification to the PoO, which included an updated facility layout and the addition of the countercurrent decantation circuits. A modified Reclamation Permit was issued by NDEP-BMRR in Q4 2024. The BLM will require the placement of a financial guarantee (reclamation bond) to ensure that all disturbances from the mine and process site are reclaimed once mining concludes.

Thacker Pass is located on public lands administered by the U.S. Department of the Interior, BLM. Construction of Thacker Pass requires permits and approvals from various Federal, State, and local government agencies. All major federal, state and local permits and authorizations for Phase 1 have been achieved and there are no identified issues that would prevent LAC from achieving all permits and authorizations for Phase 1 and 2 of Thacker Pass. Additional analysis would be needed to determine any potential Federal, State or local regulatory or permitting issues for future phases of Thacker Pass.

From 2008 to 2023, LAC performed extensive exploration activities at the Thacker Pass site under existing approved agency permits. LAC has all necessary federal and state permits and approvals to conduct mineral exploration activities within active target areas of the Thacker Pass site.

LAC is approved by the BLM and the NDEP-BMRR to conduct mineral exploration and construction activities at Thacker Pass in accordance with Permit No. N98582.

There are no identified issues that would prevent LAC from achieving all permits and authorizations required to construct and operate Phase 1 and Phase 2 of Thacker Pass, or that may affect access, title, or the right or ability to perform work on the property.

History

In 1975, Chevron USA (“Chevron”) began an exploration program for uranium in the sediments located throughout the McDermitt Caldera (“McDermitt Caldera”), a 40km x 30km geological formation straddling the Oregon-Nevada border, which includes Thacker Pass. Early in Chevron’s program, the USGS (who had been investigating lithium sources) alerted Chevron to the presence of anomalous concentrations of lithium associated with the caldera. Because of this, Chevron added lithium to its assays in 1978 and 1979, began a clay analysis program, and obtained samples for engineering work, though uranium remained the primary focus of exploration. Results supported the high lithium concentrations contained in clays. From 1980 to 1987, Chevron began a drilling program that focused on lithium targets and conducted extensive metallurgical testing of the clays to determine the viability of lithium extraction. In 1991, Chevron sold its interest in the claims to Cyprus Gold Exploration Corporation who allowed the claims to lapse. Jim LaBret, one of Cyprus Gold Exploration Corporation claim owner, leased his claims in 2005 to WEDC. In 2007, WEDC leased the mining claims to WLC for the purpose of lithium exploration and exploitation.

WLC changed its name to Lithium Americas Corp. in 2016. In Q4 2024, LAC and GM established a joint venture for ownership of the Project. GM acquired a 38% asset-level ownership in Thacker Pass, with LAC retaining a 62% interest .

Prior owners and operators of the property did not conduct any commercial lithium production from Thacker Pass.

Geological Setting, Mineralization and Deposit Types

Geological Setting

Thacker Pass is located within the McDermitt Volcanic Field (the “McDermitt Volcanic Field”), a volcanic complex with four large rhyolitic calderas that formed in the middle Miocene. Volcanic activity in the McDermitt Volcanic Field occurred simultaneously with voluminous outflow of the earliest stages of the approximately 16.6 million years ago (“Ma”) to 15 Ma Columbia River flood basalt lavas. This volcanic activity was associated with impingement of the Yellowstone plume head on the continental crust. Plume head expansion underneath the lithosphere resulted in crustal melting and surficial volcanism along four distinct radial swarms centered around Steens Mountain, Oregon.

The McDermitt Volcanic Field is located within the southeastern-propagating swarm of volcanism from Steens Mountain into north-central Nevada. Thacker Pass is located within the largest and southeastern most caldera of the McDermitt Volcanic Field, the McDermitt Caldera.

Mineralization

The Thacker Pass deposit sits sub-horizontally beneath a thin alluvial cover at Thacker Pass and is partially exposed at the surface. The Thacker Pass deposit is the target of a multi-phase mining development of Thacker Pass. It lies at relatively low elevations (between 1,500 m and 1,300 m) in caldera lake sediments that have been separated from the topographically higher deposits to the north due to post-caldera resurgence and Basin and Range normal faulting. Exposures of the sedimentary rocks at Thacker Pass are limited to a few drainages and isolated road cuts. Therefore, the stratigraphic sequence in the deposit is primarily derived from core drilling.

The sedimentary section, which has a maximum drilled thickness of about 160 m, consists of alternating layers of claystone and volcanic ash. Basaltic lavas occur intermittently within the sedimentary sequence. The claystone comprises 40% to 90% of the section. In many intervals, the claystone and ash are intimately intermixed. The claystones are variably brown, tan, gray, bluish-gray and black, whereas the ash is generally white or very light gray. Individual claystone-rich units may laterally reach distances of more than 152 m, though unit thickness can vary by as much as 20%. Ash-rich layers are more variable and appear to have some textures that suggest reworking. All units exhibit finely graded bedding and laminar textures that imply a shallow lacustrine (lake) depositional environment.

Surficial oxidation persists to depths of 15 m to 30 m in the moat sedimentary rock. Oxidized claystone is brown, tan, or light greenish-tan and contains iron oxide, whereas ash is white with some orange-brown iron oxide. The transition from oxidized to unoxidized rock occurs over intervals as much as 4.5 m thick.

The moat sedimentary section at Thacker Pass overlies the hard, dense, indurated intra-caldera Tuff of Long Ridge. A zone of weakly to strongly silicified sedimentary rock, the Hot Pond Zone (“HPZ”), occurs at the base of the sedimentary section above the Tuff of Long Ridge in most of the cores retrieved from the Thacker Pass deposit. Both the HPZ and the underlying Tuff of Long Ridge are generally oxidized.

Clay in the Thacker Pass deposit includes two distinctly different mineral types, smectite and illite, based on chemistry and X-ray diffraction (“XRD”) spectra. Clay with XRD spectra that are indicative of smectite (12 - 15 Å basal spacing) occurs at relatively shallow depths in the deposit. Smectite drill intervals contain roughly 2,000 - 4,000 ppm Li. The chemistry and structure of the smectite at the McDermitt Volcanic Field is most similar to hectorite, a subtype of smectite (Na0,3(Mg,Li)3Si4O10(OH)2), though chemically the clay is intermediate between hectorite and two other smectites, stevensite and saponite. Supported hectorite clay occurs elsewhere in the McDermitt Caldera and has been documented by several authors.

The smectite clay concentrates at Thacker Pass have a lithium content similar to hectorite clay concentrate at Hector, California (around 5,700 ppm Li; and higher than the average of all clay concentrates at Clayton Valley, Nevada (approximately 3,500 ppm Li average). The illite clay concentrates at Thacker Pass contain approximately twice the concentration of lithium as the hectorite concentrate from Hector, California and approximately three times the concentration of lithium from clay concentrates in Clayton Valley, Nevada.

Deposit Types

Lithium enrichment (greater than 1,000 ppm Li) in the Thacker Pass deposit and deposits of the Montana Mountains occur throughout the caldera lake sedimentary sequence above the intra-caldera Tuff of Long Ridge. Assay data from the 2017 exploration drilling program indicates that the Lithium-enriched interval is laterally extensive throughout the southern portion of the caldera. The deeper illite-rich portion of the sedimentary sequence contains higher lithium than the shallower, smectite-rich portion. The uplift of the Montana Mountains during both caldera resurgence and Basin and Range faulting led to increased rates of weathering and erosion of a large volume of caldera lake sediments. As a result, much of the sediments in the Montana Mountains have eroded away.

South of the Montana Mountains in the Thacker Pass deposit, caldera lake sediments dip slightly away from the center of resurgence. Because of the lower elevations in Thacker Pass, a smaller volume of the original caldera lake sedimentary package eroded south of the Montana Mountains. As a result, the thickness of the sedimentary package increases with distance from the Montana Mountains. The proposed open-pit mining activity is concentrated just south of the Montana Mountains in Thacker Pass where lithium enrichment is close to the surface with minimal overburden.

Caldera lake sediments of the McDermitt Caldera contain elevated lithium concentrations compared to other sedimentary basins. Although the exact genesis of the lithium enrichment processes is not fully understood, exploration activities have been based on the caldera lake model described above. Exploration results support the proposed model and have advanced the understanding of the geology of the Thacker Pass deposit.

Exploration

Prior to the 2010 drilling campaign, exploration consisted of:

a)	geological mapping to delineate the limits of the McDermitt Caldera moat sedimentary rocks, and

b)	drilling to determine grade and location of mineralization.

Survey work was completed prior to 1980 under Chevron’s exploration program. Most of the Thacker Pass area has been surveyed by airborne gamma ray spectrometry, in search of minerals such as uranium. Anomalously high concentration of lithium was discovered to be associated with the caldera. Lithium became the primary focus of exploration from 2007 onward.

A collar survey was completed by LAC for the 2007-2008 drilling program using a Trimble Global Positioning System (“GPS”). At that time the NAD 83 global reference system was used. Comparing LAC’s survey work with that done by Chevron showed near-identical results for the easting and northings, elevations were off by approximately 3 m and were corrected in order to conform with earlier Chevron work.

The topographic surface of the Thacker Pass area was mapped by aerial photography dated July 6, 2010. This information was obtained by MXS, Inc. for LAC. The flyover resolution was 0.35 m. Ground control was established by Desert-Mountain Surveying, a Nevada licensed land surveyor, using Trimble equipment. Field surveys of drill hole collars, spot-heights and ground-truthing were conducted by Mr. Dave Rowe, MXS, Inc., a Nevada licensed land surveyor, using Trimble equipment.

In addition to drilling in 2017, LAC conducted five seismic survey lines. A seismic test line was completed in July 2017 along a series of historical drill holes to test the survey method’s accuracy and resolution in identifying clay interfaces. The seismic results compared favorably with drill logs, and illustrated that the contact between the basement (intracaldera Tuff of Long Ridge) and the caldera lake sediments (lithium resource host) slightly dips to the east.

A geophysical investigation of the subsurface materials was performed in 2023 using Electrical Resistivity Tomography (“ERT”) and Towed Transient Electromagnetic (“tTEM”) survey methods. The objectives of the investigation were to map the thickness of basalt and alluvium layers overlying the clay/ash materials, determine the depth of the basement, delineate potential faults the Montana Mountains, and differentiate between illite and smectite clays. Fifteen ERT test lines and 61 km of tTEM data were collected during this investigation. Further regional mapping of the Caldera has been conducted by the Nevada Bureau of Mines and used to outline the caldera moat sediments. Further work was undertaken with federal labs and universities to refine the geology and improve the genetic model of the Thacker Pass deposit.

Drilling

Three drilling campaigns have been performed by LAC. These campaigns were in 2007-2010, 2017-2018, and 2023. LAC’s drilling campaigns consisted of a combination of HQ, PQ, reverse circulation, and sonic coring and drilling methods.

In 2008, LAC drilled five confirmation HQ core drill holes (Li-001 through Li-005) to validate historical drilling across the Montana Mountains to guide further exploration work. These holes were not used in the resource estimation.

Each subsequent drilling campaign since the 2007-2010 drilling expanded the known resource to the northwest, east, south of the highway and further understanding of the local geology across Thacker Pass. All anomalous amounts of lithium occurred in clay horizons.

A total of 227 holes from the 2007-2010 campaigns, 135 holes from the 2017-2018 campaigns, and 94 holes from the 2023 campaign were used in the 2024 Mineral Resource estimate in the Reports.

The table below lists a summary of holes drilled.

Drill Holes Provided in Current Database for the Thacker Pass Deposit

Drilling Campaign	Number Drilled	Type	Hole IDs in Database	Number used in Resource Model
LAC 2007-2010	230	HQ Core	WLC-001 through WLC-037, WLC-040 through WLC-232	227
	7	PQ Core	WPQ-001 through WPQ-007	0
	5	HQ Core	Li-001 through WPQ-007	0
	8	RC	TP-001 through TP-008	0
	2	Sonic	WSH-001 through WSH-002	0

LAC 2017-2018	144	HQ Core	LNC-001 through LNC-144	135

LAC 2023	97	HQ Core	LNC-145 through LNC-241	94

Past and modern drilling results show lithium grade ranging from 2,000 ppm to 8,000 ppm lithium over great lateral extents among drill holes. There is a fairly continuous high-grade sub-horizontal clay horizon that exceeds 5,000 ppm lithium across the Thacker Pass area. This horizon averages 1.47 m thick with an average depth of 56 m down hole. The lithium grade for several meters above and below the high-grade horizon typically ranges from 3,000 ppm to 5,000 ppm lithium. The bottom of the deposit is well defined by a hydrothermally altered oxidized ash and sediments that contain less than 500 ppm lithium, and often sub-100 ppm lithium (HPZ). All drill holes except two, are vertical which represent the down hole lithium grades as true-thickness and allows for accurate resource estimation.

Sampling, Analysis and Data Verification

Sample Preparation

Drilled core was securely placed in core boxes and labelled at site. The boxes of drilled core were then transported to LAC’s secure logging and sampling facility in Orovada, Nevada, where they were lithologically logged, photographed, cut, and sampled by LAC employees and contractors.

Sample security was a priority during the drilling campaigns. Core from the drill site was collected daily and placed in a lockable and secure core logging and sampling facility (steel-clad building) for processing. All logging and sampling activities were conducted in the secured facility. The facilities were locked when no one was present.

The lengths of the assay samples were determined by the geologist based on lithology. From 2007 to 2011 certain lithologies associated with no lithium value were not sampled for assay. These rock types are alluvium, basalt, HPZ and volcanic tuff. All drilled core collected after 2011 was sampled for assay. Average assay sample length is 1.60 m but is dependent on lithology changes. The core was cut in half using a diamond blade saw and fresh water. Half the core was placed in a sample bag and the other half remained in the core boxes and stored in LAC’s secure facility in Orovada.

To collect duplicate samples, one half of the core would be cut in half again, and the two quarters would be bagged separately. Each sample was assigned a unique blind sample identification number to ensure security and anonymity. The samples were either picked up by ALS Global of Reno, Nevada (“ALS”) by truck or delivered to ALS in Reno, Nevada by LAC employees.

Once at ALS, the samples were dried at a maximum temperature of 60ºC. The entire sample was then crushed with a jaw crusher to 90% passing a 10 mesh screen. Nominal 250-gram splits were taken for each sample using a riffle splitter. This split is pulverized using a ring mill to 90% passing a 150 mesh screen.

Analysis

ALS was used as the primary assay laboratory for LAC’s Thacker Pass drill program. ALS is an ISO/IEC 17025-2017-certified Quality Systems Laboratory. ALS is an independent laboratory without affiliation to LAC.

ALS used their standard ME-MS61 analytical package for testing of all of LAC’s samples collected. This provides analytical results for 48 elements, including lithium. The method used a standard four-acid digestion followed by an atomic emission plasma spectroscopy (“ICP-AES”) analysis to ensure that elevated metal concentrations would not interfere with a conventional inductively coupled plasma mass spectroscopy (“ICP-MS”) analysis. Certified analytical results were reported on the ICP-MS determinations.

Quality Control Measures and Data Verification Procedures

In 2010-2011, for every 34 half core samples, LAC randomly inserted two standard samples (3,000 ppm grade and 4,000 ppm Li grade), one duplicate sample, and one blank sample. The 2017-2018 quality program was slightly modified to include a random blank or standard sample within every 30.5 m interval and taking a duplicate split of the core (1⁄4 core) every 30.5 m.

In 2023, LAC re-certified the 3,000 ppm grade standard, 4,000 ppm grade standard and purchased the OREAS 173 standard (1,000 ppm standard) for use in 2023 QA/QC program. In addition to the three standards, a blank standard and duplicates were also included in the 2023 QAQC program. Like the 2017-2018 program, a random blank or standard sample was included every 30.5 m interval and a duplicate split of the core (1⁄4 core) was taken every 30.5 m.

The total number of LAC blank, duplicate, and standard samples analyzed by the laboratory during LAC’s drilling campaign in Thacker Pass from the 2010-2011 drilling campaign was 9.5% of the total samples assayed. LAC’s 2017-2018 drilling campaign averaged 11.1% quality control samples out of the total samples assayed. LAC’s 2023 drilling campaign averaged 10.5% quality control samples out of the total samples assayed. Assaying for all drilling averaged 10.5% check samples. This does not include ALS internal check and duplicate samples.

ALS also completed their internal QA/QC program (“QA/QC”) which included blanks, standards and duplicates throughout LAC’s exploration programs for lithium and deleterious elements including aluminum, calcium, cesium, iron, potassium, magnesium, sodium and rubidium. The standards used by ALS and the ALS QA/QC programs have been reviewed by the “qualified person” (“QP”) and were utilized in the QA/QC review.

The 2010 sampling program was initially seeing a 6% failure rate of the QA/QC samples where 17% of the 4,000 Li standards were returning lithium grades exceeding three standard deviations of their tested median grade. ALS began using a new higher-grade lithium standard to improve the calibration of their inductively coupled plasma spectrometer. Following the improved calibration process, LAC selected the 16 highest lithium values from drill holes WLC-001 through WLC-037 and WLC-040 through WLC-200 to be re-assayed. The samples were sent to both ALS and Activation Laboratories (“ActLabs”) in Ancaster, Ontario, Canada for lithium assays. The re-assay grade for ALS and ActLabs was 5% and 3% lower than the original assay, respectively. It was concluded that the overall deposit estimate may be lower by at most 2% to 3%. For further assurance, ActLabs was chosen to run lithium assays on 112 random duplicate pulps generated by ALS in April 2011. The results were within 3% of ALS certified lithium grade.

The 2017-2018 and 2023 sampling programs had consistent quality control results for the duration of the campaigns. Duplicate samples returned with an R2 value of 0.9827 and 0.9944 respectively, indicating a high-level of precision in the sampling and laboratory techniques and supporting the validity of QA/QC protocols. The duplicate grades extend from 4 ppm lithium to 8,500 ppm lithium. In addition, the blank and standards sample quality programs indicated that the accuracy and precision of the analytical process provides results that can be relied on for resource estimation.

Data Verification

Excel formatted electronic files containing lithological descriptions, sample assays, hole collar information, and downhole surveys were provided to Sawtooth Mining, LLC (“Sawtooth Mining”) by LAC for the purpose of generating a geologic resource block model. Certified laboratory certificates of assays were provided in PDF as well as csv formatted files for verification of the sample assays database. Sample names, certificate identifications, and run identifications were cross referenced with the laboratory certificates and sample assay datasheet for spot checking and verification of data by the QP responsible for the relevant section of the Reports.

Geologic logs were consolidated from paper archives and scanned PDFs on LAC’s network drives. In 2016, each drill log was transcribed into a spreadsheet using the smallest lithologic interval identified in the log to create the highest resolution dataset possible. Subsequent geologic loggings of drill cores were entered directly into either an Access database or Excel spreadsheets. The data was then uploaded into LAC’s Hexagon Mining Drill Hole Manager database.

Geologic logs, Access databases, and Excel spreadsheets were provided to Sawtooth Mining for cross validation with the excel lithological description file. Spot checks between excel lithological description file were performed against the source data and no inconsistencies were found with the geologic unit descriptions. Ash percentages were checked in the lithological descriptions and a minor number of discrepancies were found in the ash descriptions. It was determined that less than 0.7% of the ash data contained discrepancies in the lithological description. The QP responsible for the relevant section of the Reports determined that this 0.7% database error rate was within acceptable limits but noted that it should be addressed in the future.

The QP responsible for the relevant section of the Reports located and resurveyed 18 drill holes using a hand-held GPS unit to verify the coordinates and elevations of the drill hole survey database. The surveyed holes matched the coordinates and elevation of the hole survey provided by LAC closely where the actual drill holes could be found.

The QP responsible for the relevant section of the Reports completed spot checks of the Excel assays datasheet used in the creation of the geologic block model by cross-referencing the assay data with the certified laboratory certificate of assays. Only HQ core holes were reviewed since HQ cores were the only holes used for the estimation of resources. No data anomalies were discovered during this check.

The QP collected samples during LAC’s 2022 auger bulk sampling program for independent verification of the lithium clay/ash grades. The samples were delivered to ALS in Reno, NV for processing and analysis. Distribution of the lithium grades from the independent verification shows distribution of grades similar to what has been reported from the drill core assays.

The shallow and massive nature of the Thacker Pass deposit makes it amenable to open-pit mining methods. Per uniaxial compression strength studies done by WorleyParsons (March 2018) and AMEC (May 2011), it was determined that mining of the ore clay body can be done without any drilling and blasting. Additionally, LAC was able to excavate a test pit without any drilling and blasting. Only the basalt waste material will require blasting. The mining method assumes hydraulic excavators loading a fleet of end dump trucks.

Mineral Processing and Metallurgical Testing

Extensive metallurgical and process development testing has been performed both internally at the Company’s facilities and externally with vendors and contract commercial research organizations. The main objective was to develop a viable and robust process flowsheet to produce battery grade lithium carbonate.

Ore Collection for Metallurgical Testing

The ore samples used for bulk metallurgical testing were collected by auger sampling campaigns from the proposed pit at the Thacker Pass deposit. Bulk sample holes were selected to spatially represent the Thacker Pass deposit, targeting both high and low lithium contents and the life of mine mineralogy of both clay types illite and smectite. Clay types are defined by taking the ratio of assayed magnesium value in a sample and dividing by the lithium assayed value. A sample with a ratio of Mg:Li greater than 20 is considered smectite. A sample with a ratio of Mg:Li less than or equal to 20 is illite. Ore was transferred from the auger into bulk bags, and each bulk bag contained approximately 0.9 metric tonne of material.

Metallurgical Test Work - Beneficiation

The beneficiation area of the plant consists of the following circuits:

•	Comminution: Feeder breakers and mineral sizers to crush ROM ore from the stockpile(s) to about 2” top size for conveyance.

•	Clay liberation: Log washers and attrition scrubbers to facilitate clay fines liberation from gangue material via hydration and agitation.

•	Clay separation: Hydrocyclones and hydraulic classification to separate the liberated clay fines from coarse gangue materials.

•	Clay dewatering: High-rate thickener and decanter centrifuges to mechanically dewater clay fines out of the separation circuit. The water is recovered and reused in the beneficiation area.

The beneficiation flowsheet is designed according to the physical properties of the Thacker Pass deposit. Namely, lithium is primarily located in clays which are intermixed with non-lithium containing minerals, referred to as “coarse gangue”. This is confirmed by analysis of ore samples via Sensitive High Resolution Ion Microprobe (“SHRIMP”), where lithium concentration is as high as 1.81 wt.% in the clay regions located in the boundaries of detrital grains.

Note that this beneficiation flowsheet is analogous to that used in phosphate mining operations where phosphate rock (product) is separated from clay (waste). The Thacker pass flow sheet utilizes a similar process except clay is the product while rock (gangue) is the waste. Individual equipment was tested and demonstrated to be effective for the purposes of clay recovery and coarse gangue rejection of Thacker Pass ROM ore.

The beneficiation area of the process has been tested to collect performance data for key pieces of equipment. Over 45,000 lbs of Thacker Pass ore have been processed through a large-scale pilot that included a production scale cyclone. The circuit has been shown to be effective for clay liberation and separation from coarse gangue, with clay recovery ≥ 90% during testing. A lithium (i.e. clay) recovery of 92% is assumed for the process plant. The dewatering section (thickener, decanter centrifuge) can produce a clay concentrate at approximately 55% solids. This has been verified at pilot scale by other tests.

For design purposes, it is assumed that coarse gangue rejection corresponds to ash content of ROM ore as test work has shown they are correlated. Ash content has been logged for all areas of the pit as part of the geological characterization. Design criteria for thickener sizing, underflow density, and flocculant consumption have also been specified based on test results.

Leaching and Neutralization

The clay concentrate product from the classification circuit is repulped in process brine and directed to the leach circuit. Lithium contained in the clay is solubilized with sulfuric acid in agitated leach tanks. After leaching, excess acid is neutralized with limestone and recycled magnesium hydroxide prior to brine recovery and filtration of the neutralized slurry.

Through years of leach testing with both smectite and illite clays from the Thacker Pass deposit, LAC has established a fundamental understanding of key variables such as temperature, kinetics, and acid dose. A leach model has been established that correlates incoming leach feed composition to the lithium extraction at design conditions (3h residence time, 0.49 kg acid/kg solids) with good accuracy (R2 = 86.5%). This model serves as the basis for mine planning. Over 40 samples of optimized mine plan ore have been leached at design conditions and show good agreement with the lithium leach extraction correlation. The average lithium leach extraction is predicted to be 92.5%.

Continuous leaching and neutralization testing incorporating recycle streams has shown no deleterious effects on the leach performance and that no contamination buildup occurs. Design criteria for leach extraction, equipment sizing, and reagent consumptions have been specified based on test results. Leach tests continue at the LiTDC to try and further optimize acid efficiency.

Countercurrent Decantation

Neutralized slurry flows to the countercurrent decantation (“CCD”) circuit which is comprised of eight thickeners in series. The slurry flows to CCD1 while wash water is added to CCD8. Through countercurrent mixing and settling, the net effect is that wash water displaces the brine portion of the slurry to the front of the circuit (CCD1) for recovery, while the slurry at the end of the circuit (CCD8) is essentially leftover solids and fresh water. Initial scoping work demonstrated that neutralized slurry could be thickened to underflow densities of approximately 32% solids using anionic flocculant and that eight stages of CCD were estimated to recover about 99% of brine.

Multiple testing campaigns, both internal and external, have shown that neutralized slurry can be settled in various CCD stages to acceptable underflow densities. With eight total stages, fluctuation in the underflow density has minimal impact on washing efficiency, thus the system is robust and able to accommodate some fluctuation without a detrimental performance impact. Design criteria for equipment sizing, reagent consumptions, and operating conditions have been specified based on test results.

Neutralized Slurry Filtration

After CCD, the neutralized slurry is filtered in membrane filter presses, with the objective to generate a dry cake suitable for stacking in the clay tailings filter stack (“CTFS”). The filtrate (i.e. water) is recycled back to CCD as wash solution. Hundreds of filtration batches have been performed by LAC on a pilot scale membrane filter press. Filter cakes produced are consistently uniform, friable, and with 35 to 40% moisture content as measured drying at 105°C.

It has been shown that plate and frame filter presses are very effective for solid-liquid separation of neutralized slurry. As a result of using CCD for brine recovery instead of in-press cake washing, filtration rates have substantially increased. The cakes are suitable for dry-stacking and have favorable release properties from the filter cloths. Generally, it is accepted that clays are difficult to filter. However, after leaching the clay properties are substantially altered and become amenable to filtration.

Design criteria for equipment sizing, filtration cycles, and operating conditions have been specified based on test results. Filtration rates include feeding time and nominal mechanical time applicable for full-scale equipment. Lithium recovery in the CCD and filtration circuit is calculated based on design criteria and ranges between 98.5% to 99.5%.

Magnesium and Calcium Removal

Brine recovered in CCD is fed to the magnesium sulfate crystallization circuit, where most of the magnesium is removed in crystallizers. The circuit is designed to remove as much magnesium as possible in the form of hydrated magnesium sulfate salts (MgSO4*xH2O where x varies with temperature). A critical aspect of magnesium sulfate crystallization is to avoid lithium losses to the salts, because at a threshold concentration of lithium and potassium in solution, lithium can form a double salt with potassium. Therefore, understanding the LiKSO4 phase boundary limit is essential to operate the magnesium crystallizers effectively. LAC, with the assistance of a research partner, has mapped this boundary using in-situ real time monitoring tools during crystallization of brine solutions. LAC now has a custom phase diagram specific to Thacker Pass brines which serves as a thermodynamic operating basis.

Extensive bench and pilot scale testing of the magnesium sulfate crystallization system has been performed by Aquatech International Corp. (“Aquatech”), who is providing the crystallization packages for the Thacker Pass project. Optimum conditions have been identified to maximize magnesium removal while avoiding lithium losses. Crystallizer sizing and target design conditions have been incorporated into the flow sheet per their test results and recommendations. A continuous pilot scale campaign of the magnesium sulfate crystallization has also been performed at the LiTDC and demonstrated successful removal of MgSO4*xH2O salts while avoiding lithium losses.

The precipitated magnesium salts are removed and washed via centrifugation and conveyed to the CTFS, while the filtrate is processed downstream.

The MgSO4 crystallization system has been extensively tested both internally at the LiTDC and externally with the selected crystallizer technology provider for Thacker Pass (Aquatech ICD). Test work has repeatedly shown the system can be operated to remove ~75% of magnesium in the brine while avoiding lithium losses to crystals. The data coupled with fundamental thermodynamic phase diagrams has yielded design setpoints and equipment specification. Evaporator seeding has also proven effective to minimize scaling risk and will be implemented at site.

The chemical precipitations of both magnesium (with Ca(OH)2) and calcium (with Na2CO3) have been investigated and are well understood. Reagent additions, operating conditions, and equipment design are all based on data collected. Filtration of the magnesium hydroxide slurry will be done with chamber filter presses where the equipment specifications are based on pilot testing.

The brine polishing step with ion exchange has also been evaluated. Optimum resins have been identified for each area and the performance over multiple cycles has been confirmed. Process design criteria for this section of the plant were developed from the data.

The only lithium loss in this section of the process comes from lithium contained in the mother liquor surrounding the crystals. Crystals are washed prior to discharging from the centrifuge and therefore lithium recovery is a function of solution chemistry and centrifuge wash efficiency. Wash efficiencies are estimated based on equipment performance in similar industrial applications. Lithium recovery is expected to be between 98.5-99.8%.

Lithium Carbonate Production

The brine feeding the lithium carbonate (Li2CO3) purification circuit primarily contains lithium, sodium, and potassium sulfate. The objective is to produce high quality battery grade lithium carbonate.

The Li2CO3 purification circuit is comprised of three stages: primary Li2CO3 crystallization, bicarbonation, and secondary Li2CO3 crystallization. Each stage has been tested and designed by Aquatech ICD. In the 1st stage, soda ash (Na2CO3) is added to the brine in stoichiometric excess to precipitate Li2CO3 and form crystals. The crystals collected in this first stage require purification to achieve battery quality (greater than 99.5 wt.%).

The Li2CO3 crystals collected from the 1st stage are re-slurried with water and then transferred to a reactor where carbon dioxide (CO2) gas is continuously metered at controlled temperature and pressure. This reaction converts Li2CO3 to highly soluble lithium bicarbonate (LiHCO3). Solid impurities are then removed in a filtration step.

The filtered brine is fed to a 2nd stage reactor, where it’s heated to thermally degas CO2 and precipitate battery quality Li2CO3. After separating and washing the crystals, the product is sent to packaging and the solution is recycled back to the circuit.

The Li2CO3 crystallization system has been extensively tested both internally at the LiTDC and externally with the selected crystallizer technology provider for Thacker Pass (Aquatech ICD). Test work has repeatedly shown the system can produce battery quality lithium carbonate. Additionally, the Zero Liquid Discharge (“ZLD”) system has been shown to effectively remove Na and K as sulfate salts without crystallizing lithium. Detailed kinetic studies of the bicarbonation system have validated the design of the Li2CO3 to LiHCO3 conversion equipment. Data from these testing campaigns has been used to design equipment, estimate reagent consumption, and specify final operating conditions for the commercial design.

Process design criteria and equipment design for final product handling stages, namely drying, cooling, and packaging have also been developed from test data.

Lithium loss in this area is from lithium contained in the mother liquor surrounding the ZLD crystals. These crystals are not washed because the mother liquor also serves as a purge stream. Lithium recovery from Li2CO3 Production ranges between 95% to 98% and is a function of solution chemistry.

Tailings

Numerous geotechnical tests have been completed on tailings material generated from the LiTDC. Based on this testing, stability analysis modeling has shown a stable landform can be constructed when the tailings are compacted near optimum moisture content. To achieve a stable landform, technical specifications have been prepared which identify the moisture content and compaction requirements of the tailings.

Metallurgical Test Work Conclusions

Since 2017, LAC has performed extensive metallurgical and process development testing, both internally and externally. Pilot testing of all unit operations has been performed at the appropriate scale and with representative materials from the proposed mine plan to ensure successful scale-up. Beneficiation was pilot tested at the size necessary to collect performance data on a commercial size cyclone. Physical solid/liquid separations with cyclones can be difficult to model, and thus large-scale testing is needed to minimize scale-up risks. In this case, risk is minimized by simply “numbering up” the cyclones instead of scaling up.

Other areas including leaching, neutralization, chemical precipitations, and crystallization were piloted at smaller scale as these are based on thermodynamics and chemical equilibria that are not dictated by scale of equipment. Rather, scale-up design is based on physical considerations like mixing, physical properties, residence times, etc. Scale-up testing by vendors was performed by standard methods and equipment deemed appropriate for those areas. Physical property data has also been generated for key process streams (e.g. rheology, densities and phase equilibria).

Owing to the large change in volume through the process, LAC chose to break the pilot plant into three sections enabling operation at the appropriate scale for testing. By careful selection of the break points, all areas that include recycle streams have been run continuously and fully integrated to assess any impacts. For example, there are no interconnected recycle streams connecting Li2CO3 to leach and therefore it is not required to have these circuits pilot tested in series at the same time. The Li2CO3 recycle streams are all internal to the circuit and the complete system has been extensively tested. This strategy has allowed for collection of critical information of connected systems and recycle stream impacts without running an end-to-end demonstration plant. Additionally, the developed flow sheet only includes equipment that has been historically proven in mining and chemical operations worldwide. The intent is to minimize risk of “first-of-kind” technology and leverage industry experience.

All relevant data and design criteria have been incorporated into the process modelling software Aspen Plus® to generate a steady-state material and energy balance.

The table below summarizes the expected ranges of lithium recoveries from the ore types that could be encountered in the mine plan and the mineral and chemical processing steps to produce lithium carbonate. These design ranges were calculated from the Aspen Plus® model. Overall recovery of lithium is expected to range between 74.6% to 86.8% with an average of 80.6%.

Lithium Recovery by Process Step

	Minimum Li Recovery	Maximum Li Recovery	Average Li Recovery
Beneficiation	92.0%	92.0%	92.0%
Leach	88.0%	97.0%	92.5%
CCD/Filtration	98.5%	99.5%	99.0%
Magnesium Sulfate and Calcium Removal	98.5%	99.8%	99.1%
Li2CO3 Production	95.0%	98.0%	96.5%
Average Li Recovery	74.6%	86.8%	80.6%

Mineral Resource and Mineral Reserve Estimates

The unpatented mining claims owned by LAC in the Montana Mountains are not part of Thacker Pass.

Only HQ core samples subject to LAC’s QA/QC programs and assayed by ALS Reno, Nevada, were used to estimate the resource.

456 drill holes were used in the development of the resource block model. All drill holes used for the grade model except WLC-058 are essentially vertical (88.8 degrees to 90 degrees). Regular downhole gyro surveys were conducted to verify this. All mineralization thicknesses recorded are treated as true thicknesses.

All drill holes used for grade estimation were standard HQ core. Core is stored at a secure logging facility while being processed, then locked in CONEX containers or a warehouse after sampling was completed.

Geological Domains

Geological domains were created based on lithology in order to capture the variations in chemical distributions and heat alteration of the clays and the waste material types. A list of the domains in downhole order is detailed in the table below along with the average thickness of each domain. In general, the thresholds noted in the table below were applied to help define the lithological domaining in the database, however, there were some interpretations based on surrounding holes where the thresholds did not provide a definitive segregation of domains. The smectite and illite domains are the Lithium rich domains that were included in the Mineral Resource estimate.

Lithological Domains

Lithology		Thickness		Element Domain Thresholds
		ft	m	Mg/Li Ratio	Li	Mg	Rb	Fe	Y	Be	Cs
Alluvium		24.3	7.4
Smectite	S2	94.7	28.9	> 20					> 40 ppm
	S1	102.2	31.2			> 60,000 ppm				> 40 ppm	> 225 ppm
Illite	I3	27.3	8.3	≤ 20
	I2	27.7	8.4		> 5,000 ppm	> 60,000 ppm	> 600 ppm	< 1.5%
	I1	77.9	23.8
HPZ	37.7	11.5		< 500 ppm
Tuff [1]
Basalt [2]	BA1	110.8	33.8
	BA2	44.4	13.5
	BA3	29.9	9.1
	BA9	17.8	5.4

Notes:

1.	Tuff is the basal unit and the total thickness was not completely intersected by any drill hole.
2.	Basalt flows are not in stratigraphic order as they cross-cut the sedimentary geological units.
3.	Highlighted fields indicate Lithium rich domains that are included in the Mineral Resource estimate.

Geological Model

A Vulcan ISIS database was designed and populated with raw geologic data from Excel datasheets containing drill hole assays, collars, lithological, and survey data. The data files were compiled and verified by the QP responsible for the relevant section of the Reports, from the supporting files provided by LAC provided. The domains were added to the lithological and assay data files as described above.

The topography surface used in the geological model was a lidar surface that was provided by LAC in 5 ft contours. The lidar surface was compared against the drill hole collar values where most drill hole collars were within +/- 5 ft of the lidar surface. Select drill holes that were within a WLC test pit were about 20 ft off from lidar as the drill holes were drilled prior to the test pit and the lidar was flown after the test pit was constructed.

Triangulated surfaces for the Alluvium, S2, S1, I3, I2, I1, Hot Pond Zone and Tuff intervals were created in Maptek’s Vulcan software. In areas where there was not a lot of drill hole data, a thickness triangulation was utilized to ensure that the thickness of the intervals followed geological trends. Due to secondary uplift of the TMS units, the Tuff surface was used as a trend surface for the overlying units.

Four basalt flows were correlated based on drill hole data and the 2023 geophysical survey results. Triangulated solids for the four basalt flows were created in Maptek’s GeologyCore—Vein Modeler.

From the geological surfaces, unfolding specifications were created in Vulcan for 10 different zones. Two unfolding specifications were created for variogram analysis: smectite and illite. While the remaining eight unfolding specifications were created for grade interpolation: Alluvium, Smectite 2, Smectite 1, Illite 3, Illite 2, Illite 1, HPZ, and Tuff.

Compositing Assay Data

A composited database was created from the raw ISIS database. A compositing run length of 5 ft was chosen based on most of the samples being taken at 5 ft intervals and wanting to have approximately three composite samples per 15 ft block height. During the creation of the composited database, the geological domains were used to separate the samples from each domain into separate composite values. During the compositing routine, the number of samples increased to 30,293 from 26,768 due to splitting some of the larger samples into 5 ft composites. The maximum sample length of the composite database is 6 ft where it is 33 ft in the raw database

Outliers and Grade Capping

High-grade outliers were managed through the compositing routine. The highest lithium grade of 8,850 ppm in the raw database was reduced to 8,690 ppm after the database compositing routine. No grade capping was performed for this dataset since the nugget effect is low in this stratified deposit.

Variography

Variograms were constructed for the smectite and illite domains and utilized for interpreting grade into the respective domains. The smectite variogram utilized composite data from S1 and S2, while the illite variogram utilized composite data from the I1, I2, and I3. Generating variograms by lithology group allowed for the variograms to have more data and to show a better representation of the data.

A fan diagram analysis was completed in Vulcan for both the smectite and illite domains. Based on the fan diagrams, a major direction of 135° and a semi-major direction of 45° was chosen for both the smectite and illite variograms.

The unfolded specifications for smectite and illite were used during the creation of the variograms to search for data as structural variations occurred throughout the Thacker Pass deposit.

Block Model Parameters, Grade Estimation, Ash and Density

A block model was created using Maptek’s Vulcan 3D subsurface geologic modeling software. A sub-blocked block model with a parent block size of 75 ft x 75 ft x 15 ft and a minimum sub-block size of 25 ft x 25 ft x 5 ft was generated. The block model was sub-blocked in order to have tighter definition along the lithology contacts.

The In Situ tonnages, Run of Mine (“ROM”) tonnages and Extractable tonnages were added to the block model in order to accurately account for the different tonnage types. Imperial and Metric tonnages and volumes were carried in the block model along with wet and dry tonnages to allow for the flexible reporting for the mine plan schedule (imperial), metallurgical recovery processes (metric), and cost model (metric). The equations were setup in a single Vulcan Block Calculation File (“BCF”).

The ash percentage originated from the geologist’s logs where a percentage of ash was estimated through visual inspections at the time of geological logging. The recordings were logged by the geologist in the lithological table. The estimated ash percentage was then brought into the Vulcan ISIS database in the lithology table where it was utilized to create 5-ft composite samples.

The ash composite samples were then estimated into the Vulcan block model for the domains using the inverse distance squared interpolator. The waste domains were interpolated using one pass, while the smectite and illite domains were interpolated using four passes.

Average densities were included in the block model calculations. In order to account for the density appropriately, the ash percentage in the block model was utilized to weight average the clay and ash density average values for dry bulk density, wet bulk density, and moisture. The Smectite 2 and Illite 1 domains have the highest ash values for smectite and illite, correspondingly, these two domains have the lowest density values for smectite and illite, respectively. Additionally, Illite 2 has the lowest ash value and the highest density value for illite.

Mining recoveries were applied to the ROM and Extractable tonnages on a block by block basis. However, only In-Situ tonnages were reported for the Mineral Resource estimate. ROM and Extractable tonnages were utilized during mine planning and the Mineral Reserve estimate.

Plant process recovery factors and equations were provided by LAC and applied to the block model. For the purposes of the Mineral Resource pit optimization and economic resource pit-shell, an average recovery of 73.8% was provided by LAC and then rounded down to 73.5%. This average value was utilized instead of the individual block metallurgical values to determine the cutoff grade for resources and the economic pit shell. As noted previously, smectite has a lower mean recovery than illite

Cutoff Grade and Pit Optimization

For the determination of reasonable prospects for eventual economic extraction, the QP for the relevant section of the Reports utilized a cutoff grade (“CoG”) for lithium ppm with inputs from the table below and the following equation. The values below are based on the Exhibit 15.1, “Preliminary Feasibility Study S-K 1300 Technical Report Summary for the Thacker Pass Project Humboldt County, Nevada, USA,” effective December 31, 2022, and the report entitled “Feasibility Study, National Instrument 43-101 Technical Report for the Thacker Pass Project, Humboldt County, Nevada, USA” effective as of November 2, 2022 (together, the “2022 Reports” and have been escalated to Q2-2024 dollars.

Based on the Q2 2024 Benchmark pricing forecast, the average long term Lithium price was $29,000/tonne.

Cutoff Grade Inputs

Item	Units	Value - Metric	Value - Imperial
Li2CO3 Price	$/t	29,000	26,308
Convert Li2CO3 to Li		5.3228	5.3228
Li Price	$/t	154,361	140,034
Royalties (GRR)%		1.75	1.75
Royalties (GRR) as a function of Li	$/t	2,701	2,451
Processing Recovery	%	73.5	73.5
Price per Recovered tonne Li	$/t	111,470	101,124
Mining Cost per dry tonne of ore mined	$/t	9.05	8.25
Processing Cost per dry tonne of ore mined	$/t	86.35	78.50
Operating Cost per dry tonne of ore mined	$/t	95.40	86.76

Notes:

•	Cost estimates are as of the 2022 Reports and have been escalated to 2024 dollars

•	Lithium price estimate is as of Q2 2024 (Benchmark Q2, 2024).

•	GRR refers to Gross Revenue Royalty

Economic Mining CoG =	Operating Cost per Tonne Processed	= 858 ppm
Price per Recovered Tonne Lithium

A resource constraining pit shell has been derived from performing a pit optimization estimation using Vulcan Software. The pit optimization utilized the inputs in table below and the lithium cutoff grade of 858 ppm Li to determine the constraining resource pit shell.

In addition to the costs detailed in the table below, in areas where the Mineral Resources lie underneath the processing plant or waste disposal areas, costs that would be required for the removal of those items were included in the evaluation of the Mineral Resource pit.

The Mineral Resource pit is only within the BLM mining claims and private property that LAC has rights to.

Pit Optimizer Parameters

Parameter	Unit	Value - Metric	Value - Imperial
Li2CO3	US$/t	29,000	26,308
Li Price	$/t	154,361	140,034
Processing Cost (includes G&A)	$/t ROM	86.35	78.50
Process Recovery	%	73.5	73.5
Mining Cost for Waste and Topsoil (No D&B)	$/t	2.70	2.46
Mining Cost for Basalt (Included D&B)	$/t	4.00	3.65
Ore Incremental Haulage	$/t	1.21	1.10
Cost to Feed Ore to Plant (feeder stockpiles)	$/t	1.04	0.95
Mining Recovery Factor	%	100	100
Royalties (GRR)	$/t	2,701	2,451
Pit Wall Slope Factor	%	27	27

Notes:

•	Cost estimates are as of the 2022 Reports and have been escalated to 2024 dollars.

•	Lithium price estimate is as of Q2 2024 (Benchmark. Q2, 2024).

Mineral Resource Estimates

The statement of Mineral Resources for Thacker Pass as of December 31, 2024 are presented in the table below. Mineral Resources are reported exclusive of Mineral Reserves in accordance with S-K 1300.

Mineral Resources Estimate as of December 31, 2024 as Reported under S-K 1300

Classification / Geological Domain	Density (g/cc)	Lithium (ppm)	100% Project Basis		62% LAC Control Basis		Metallurgical Recovery (%)
			In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)
Measured
Smectite 2	1.74	1,160	59.0	0.4	36.6	0.2	74%
Smectite 1	1.77	2,380	169.4	2.1	105.1	1.3	63%
Subtotal - Smectite	1.76	2,060	228.4	2.5	141.6	1.6	66%
Illite 3	1.86	2,760	5.2	0.1	3.2	0.0	83%
Illite 2	1.90	4,920	2.9	0.1	1.8	0.0	83%
Illite 1	1.83	2,530	40.6	0.6	25.2	0.3	84%
Subtotal - Illite	1.84	2,700	48.7	0.7	30.2	0.4	84%
Subtotal - Measured	1.77	2,180	277.1	3.2	171.8	2.0	69%

Indicated
Smectite 2	1.74	1,210	551.1	3.6	341.7	2.2	67%
Smectite 1	1.77	2,200	1,277.2	15.0	791.9	9.3	62%
Subtotal - Smectite	1.76	1,910	1,828.3	18.5	1,133.6	11.5	63%
Illite 3	1.86	2,810	90.0	1.3	55.8	0.8	85%
Illite 2	1.90	5,040	73.6	2.0	45.6	1.2	81%
Illite 1	1.83	2,050	404.7	4.4	250.9	2.7	82%
Subtotal - Illite	1.84	2,560	568.3	7.7	352.4	4.8	82%
Subtotal - Indicated	1.78	2,060	2,396.6	26.3	1,485.9	16.3	68%

Measured + Indicated
Smectite 2	1.74	1,210	610.1	3.9	378.3	2.4	67%
Smectite 1	1.77	2,220	1,446.6	17.1	896.9	10.6	62%
Subtotal - Smectite	1.76	1,920	2,056.7	21.1	1,275.2	13.1	64%
Illite 3	1.86	2,810	95.2	1.4	59.0	0.9	85%
Illite 2	1.90	5,040	76.4	2.1	47.4	1.3	81%
Illite 1	1.83	2,100	445.4	5.0	276.1	3.1	82%
Subtotal - Illite	1.84	2,570	617.0	8.4	382.5	5.2	82%
Subtotal - Measured + Indicated	1.78	2,070	2,673.7	29.5	1,657.7	18.3	68%

Inferred
Smectite 2	1.73	1,130	186.5	1.1	115.6	0.7	62%
Smectite 1	1.78	1,990	1,145.1	12.1	710.0	7.5	73%
Subtotal - Smectite	1.77	1,870	1,331.6	13.2	825.6	8.2	71%
Illite 3	1.87	2,970	108.1	1.7	67.0	1.1	84%
Illite 2	1.89	4,750	86.1	2.2	53.4	1.4	81%
Illite 1	1.80	1,830	455.7	4.4	282.5	2.8	80%
Subtotal - Illite	1.83	2,470	649.9	8.3	402.9	5.2	81%
Subtotal - Inferred	1.79	2,070	1,981.5	21.6	1,228.5	13.4	75%

Notes:

1.	Mineral Resource Estimate has been prepared by a qualified person employed by Sawtooth Mining, LLC as of December 31, 2024.

2.	The Mineral Resource model has been generated using Imperial units. Metric tonnages shown in table are conversions from the Imperial Block Model.
3.	Mineral Resources are in situ and are reported exclusive of 1,056.7 million metric tonnes (Mt) of Mineral Reserves and the 14.3 Mt of LCE.
4.

Mineral Resources are reported using an economic break-even formula: “Operating Cost per Resource Short Ton”/“Price per Recovered Short Ton Lithium” * 10^6 = ppm Li Cutoff. “Operating Cost per Resource Short Ton” = US$86.76, “Price per Recovered Short Ton Lithium” is estimated: (“Lithium Carbonate Equivalent (LCE) Price” * 5.3228 *(1 - “Royalties”) * “Metallurgical Recovery”. Variables are “LCE Price” = US$26,308/Short Ton ($29,000/tonne) Li2CO3, “GRR” = 1.75% and “Metallurgical Recovery” = 73.5%. For more information regarding the material assumptions underlying the mineral resources estimate, see Section 11 of the Thacker Pass S-K 1300 Report.

5.	Presented at a cutoff grade of 858 ppm Li. and a maximum ash content of 85%
6.

A mineral resource constraining pit shell has been derived from performing a pit optimization estimation using Vulcan software and the same economic inputs as what was used to calculate the cutoff grade.

7.	The conversion factor for lithium to LCE is 5.3228
8.	Applied density for the mineralization is weighted in the block model based on clay and ash percentages in each block and the average density for each lithology.
9.

Measured Mineral Resources are in blocks estimated using at least 3 drill holes and 10 samples where the closest sample during estimation is less than or equal to 900 ft. Indicated Mineral Resources are in blocks estimated using at least 2 drill holes and 10 samples where the closest sample during estimation is less than or equal to 1,500 ft. Inferred Mineral Resources are in blocks estimated using at least 2 drill holes and 9 samples where the closest sample during estimation is less than or equal to 2,500 ft.

10.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
11.	LAC owns 62% interest of the Project, including this mineral resource estimate, with GM owning the remaining 38%.

The statement of Mineral Resources for Thacker Pass with an effective date of December 31, 2024 are presented in the table below. Mineral Resources are reported inclusive of Mineral Reserves in accordance with NI 43-101.

Mineral Resources Estimate effective as of December 31, 2024 as reported under NI 43-101

Classification	Density (g/cc)	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)	Metallurgical Recovery (%)
Measured
Smectite 2	1.74	1,160	59.5	0.4	74%
Smectite 1	1.77	2,390	188.1	2.4	64%
Subtotal - Smectite	1.76	2,090	247.6	2.8	66%
Illite 3	1.86	2,980	74.2	1.2	84%
Illite 2	1.90	5,020	64.8	1.7	81%
Illite 1	1.81	2,510	174.2	2.3	83%
Subtotal - Illite	1.84	3,140	313.2	5.2	83%

Subtotal - Measured	1.81	2,680	560.8	8.0	76%

Indicated
Smectite 2	1.74	1,240	577.8	3.8	67%
Smectite 1	1.77	2,220	1,328.5	15.7	62%
Subtotal - Smectite	1.76	1,920	1,906.3	19.5	64%
Illite 3	1.86	2,970	197.4	3.1	84%
Illite 2	1.88	4,860	154.6	4.0	81%
Illite 1	1.80	1,930	966.9	9.9	81%
Subtotal - Illite	1.82	2,490	1,318.9	17.1	81%

Subtotal - Indicated	1.79	2,150	3,225.2	36.5	71%

Measured + Indicated
Smectite 2	1.74	1,230	637.3	4.2	68%
Smectite 1	1.77	2,240	1,516.6	18.1	62%
Subtotal - Smectite	1.76	1,940	2,153.8	22.2	64%
Illite 3	1.86	2,980	271.7	4.3	84%
Illite 2	1.89	4,900	219.4	5.7	81%
Illite 1	1.80	2,020	1,141.1	12.3	81%
Subtotal - Illite	1.82	2,620	1,632.2	22.3	82%

Subtotal - Measured + Indicated	1.79	2,230	3,786.0	44.5	72%

Inferred
Smectite 2	1.73	1,130	186.5	1.1	62%
Smectite 1	1.78	1,990	1,145.1	12.1	73%
Subtotal - Smectite	1.77	1,870	1,331.6	13.2	71%
Illite 3	1.87	2,970	108.1	1.7	84%
Illite 2	1.89	4,750	86.1	2.2	81%
Illite 1	1.80	1,830	455.7	4.4	80%
Subtotal - Illite	1.83	2,470	649.9	8.3	81%

Subtotal - Inferred	1.79	2,070	1,981.5	21.6	75%

Notes:

1.	The Qualified Person who supervised the preparation of and approved disclosure for the Mineral Resources estimate is Benson Chow, P.G., SME-RM.
2.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
3.	The Mineral Resource model has been generated using Imperial units. Metric tonnages shown in table are conversions from the Imperial Block Model.
4.	Mineral Resources are in situ and are reported inclusive of 1,056.7 million metric tonnes (Mt) of Mineral Reserves and 14.3 Mt of LCE.
5.

Mineral Resources are reported using an economic break-even formula: “Operating Cost per Resource Short Ton”/“Price per Recovered Short Ton Lithium” * 10^6 = ppm Li Cutoff. “Operating Cost per Resource Short Ton” = US$86.76, “Price per Recovered Short Ton Lithium” is estimated: (“Lithium Carbonate Equivalent (LCE) Price” * 5.3228 *(1 - “Royalties”) * “Metallurgical Recovery”. Variables are “LCE Price” = US$26,308/Short Ton ($29,000/tonne) Li2CO3, “GRR” = 1.75% and “Metallurgical Recovery” = 73.5%.

6.	Presented at a cutoff grade of 858 ppm Li. and a maximum ash content of 85%
7.

A mineral resource constraining pit shell has been derived from performing a pit optimization estimation using Vulcan software and the same economic inputs as what was used to calculate the cutoff grade.

8.	The conversion factor for lithium to LCE is 5.3228
9.	Applied density for the mineralization is weighted in the block model based on clay and ash percentages in each block and the average density for each lithology.
10.

Measured Mineral Resources are in blocks estimated using at least 3 drill holes and 10 samples where the closest sample during estimation is less than or equal to 900 ft. Indicated Mineral Resources are in blocks estimated using at least 2 drill holes and 10 samples where the closest sample during estimation is less than or equal to 1,500 ft. Inferred Mineral Resources are in blocks estimated using at least 2 drill holes and 9 samples where the closest sample during estimation is less than or equal to 2,500 ft.

11.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
12.	LAC owns 62% interest of Thacker Pass, including this mineral resource estimate, with GM owning the remaining 38%.

Potential risk factors that could affect the Mineral Resource estimates include but are not limited to large changes in the market pricing, commodity price assumptions, material density factor assumptions, material ash estimations, fault mapping, future geotechnical evaluations, metallurgical recovery assumptions, mining and processing cost assumptions, and other cost estimates could affect the pit optimization parameters and therefore the cut-off grades and Mineral Resource estimates.

The Mineral Resource Estimate is based on a cutoff grade analysis, an optimized pit shell, and drill hole spacing based on geostatistical analysis. The Mineral Resource was also assessed where it was estimated under major infrastructure such as waste piles and the plant.

Mineral Reserve Estimates

This section contains forward-looking information related to the Mineral Reserves estimates for the Thacker Pass deposit. The material factors that could cause actual results to differ from the conclusions, estimates, designs, forecasts, or projections include geological modeling, grade interpolations, bulk density values, lithium price estimates, mining cost estimates, and final pit shell limits such as more detailed exploration drilling or final pit slope angle. The reference point at which the Mineral Reserves are defined is at the point where the ore is delivered to the run-of-mine feeder. Reductions attributed to plant losses have not been included in the Mineral Reserve estimate.

The Mineral Reserve estimate relies on the resource block model prepared by the QP responsible for the relevant section in the Reports.

Geological Block Model

The Mineral Reserve estimate relies on the resource block model prepared by the relevant QP. The block model had geological domains applied based on lithological type and grade. The domains in the block model include Alluvium, Smectite - S1 and S2, Illite - I1, I2 and I3, Hot Pond Zone, Tuff, and Basalt. The smectite and illite clay and ash zones are the Lithium rich domains within the Thacker Pass deposit and were the domains included in the Mineral Resource estimate. The waste zones include Alluvium, Hot Pond Zone, Tuff, and Basalt.

The block model was generated in Maptek’s geological software package and includes fields for geological domain, Mineral Resource classification, density, moisture, elemental values, in situ tonnages and volumes, ROM tonnages, extractable tonnages, and metallurgical recovery. The extractable tonnages and metallurgical recovery are based on recovery equations developed by LAC through material testing at the LiTDC. All equations have been applied to the entire block model and take into consideration the individual block’s elemental values, ash values and lithology.

Extractable Lithium and Metallurgical Recovery Factors

LAC used a set of equations to estimate the metallurgical recovery of lithium based on ash content, magnesium grade, and lithium grade, extractable lithium tonnage, and other important factors for determining waste tonnages. Imperial and Metric tonnages and volumes were carried in the block model along with wet and dry tonnages to allow for the flexible reporting for the mine plan schedule (imperial), metallurgical recovery processes (metric), and project cost model (metric).

Cut-off Grade

The Mineral Reserve pit is substantially larger than the pit utilized for the previous technical report. This change in size is due primarily to the LAC business decision to allow for the 2024 Mineral Reserves to extend outside of the currently permitted pit. In determining where the pit would be allowed to extend, a cut-off grade analysis, pit optimization routines, stripping ratio maps, waste tonnage amounts per pit area, and planned infrastructure locations were considered.

Two types of cutoff grades for the pit optimization were utilized in order to create the ultimate pit that will be utilized for the mine plan and Mineral Reserves. The two cutoff factors are:

•	Economic Cutoff Grade of Lithium ppm

•	Kilogram of Extracted LCE per Leach Ore Tonne

The lithium cutoff grade is the same as the Mineral Resource cutoff grade of 858 ppm Li. A second cutoff factor was based on the pit optimization analysis. This resulted in the application of the cutoff factor of 15 Kilograms of Extracted LCE per Leach Ore for pit optimization. In the 2022 Reports, the cut-off factor utilized Extracted Lithium and ROM Total Feed. However, in the current Mineral Reserve estimate, the Kilograms of Extracted LCE per tonne of Leach Ore cutoff factor was utilized to evaluate the blocks. The 2024 cut-off factor is based on how much LCE could be produced per Leach Ore tonne. With the 2024 factor, utilizing the LCE recovered allowed for the incorporation of the Metallurgical Recovery into the cut-off factor considerations. Which allows the equation to focus on the material quantities after Attrition Scrubbing.

Pit Optimization

The pit optimization routine for the Mineral Reserve estimate has been completed in several passes. In the first pass, a reserve constraining pit shell was derived by performing a pit optimization estimation using Vulcan Software. The pit optimization utilized the inputs as follows:

•	Inputs from regarding plant capacities

•	A lithium cutoff grade of 858 ppm

•	The Mineral Reserve pit is only within the BLM mining claims and private property that LAC has rights to.

•	Additionally, the Mineral Reserve pit only selected Mineral Resources that were Measured and Indicated.

The first pass of the pit optimization did not utilize the Kilograms of Extracted LCE per Leach Ore cutoff factor, but was rather an attempt to have a complete set of blocks that could be considered for Mineral Reserves.

Based on the Q2 2024 Benchmark pricing forecast, the average long term Lithium price was $29,000/tonne. The QP has relied on LAC to provide this price, but is in agreement with the long term forecast price for the use in pit optimization activities. The final long range price forecast that is being used for the determination of Mineral Reserves is based on $24,000/tonne.

Pit Optimizer Parameters

Parameter	Unit	Value - Metric	Value - Imperial
Li2CO3	US$/t	29,000	26,308
Li Price	$/t	154,361	140,034
Processing Cost (includes G&A)	$/t ROM	86.35	78.50
Process Recovery	%	Varies by block	Varies by block
Mining Cost for Waste and Topsoil (No D&B)	$/t	2.71	2.46
Mining Cost for Basalt (Included D&B)	$/t	4.03	3.65
Ore Incremental Haulage	$/t	1.22	1.10
Cost to Feed Ore to Plant (feeder stockpiles)	$/t	1.05	0.95
Mining Recovery Factor	%	95	95
Royalties (GRR)	$/t	2,701	2,451
Pit Wall Slope Factor	%	27	27

Note:

•	Cost estimates are as of the 2022 Reports and have been escalated to 2024 dollars.

•	Lithium price estimate is as of Q2 2024 (Benchmark. Q2, 2024).

Plant Capacities and Mine Plan Considerations

The mine plan is based on four plants at a leach ore feed rate to provide 40,000 LCE tonnes per plant. The 5th plant is for acid only production. Each of these plants comes online in different years. The mine plan resulted in an 85-year mine life with a total plant leach ore feed of 611.8 million dry tonnes. Leach ore feed tonnes are the ROM dry tonnes less the ash tonnes.

The cutoff factor varied annually in the mine plan to achieve the required LCE’s while controlling total tonnes mined. The cutoff factor varied from a minimum of 7.5 kg of LCE recovered per tonne of leach ore feed and a maximum of 26 kg LCE recovered per tonne of leach ore feed. For the first 25 years of the mine plan, the cutoff factor averaged 17.2 kg LCE recovered per tonne of leach ore feed to provide higher economic returns during the high capital intensity years of plant building. In years 26-85, the cutoff factor decreased to an4 average of 12.3 kg LCE recovered per tonne of leach ore feed to increase the recovery of the remaining Mineral Resources.

Dilution and Mining Recovery

The block model is a sub-blocked model with a parent block size of 22.9 m x 22.9 m x 4.6 m (75 ft x 75 ft x 15 ft) and a minimum sub-block size of 7.6 m x 7.6 m x 1.5 m (25 ft x 25 ft x 5 ft). The block model was sub-blocked to have a tighter definition along the lithology contacts.

For this analysis, the QP has assumed that there will be a 2.5% loss on the top and bottom of the ore zones (5% total) in an effort to clean the contact zones between domains. This analysis has not considered adding dilution into the mine plan due to the loss that is being applied

Waste

Waste consists of various types of material: basalt, alluvium, tuff and clay that does not meet the ore definition or the cut-off grade described above.

Stripping Ratio

The resulting stripping ratio of the final Mineral Reserve pit is 5.3 tonnes of waste rock with 5% ore loss included to 1 tonne of recovered ore with stockpile reclaim included.

Mineral Reserve Estimates

The statement of Mineral Reserves for Thacker Pass as of December 31, 2024 are presented in the tables below.

Mineral Reserves Estimate with an effective date of December 31, 2024 as Reported under S-K 1300

Classification / Geological Domain	Density (g/cc)	Lithium (ppm)	100% Project Basis		62% LAC Control Basis		Metallurgical Recovery (%)
			ROM Dry (Million Metric Tonnes)	ROM LCE Dry (Million Metric Tonnes)	ROM Dry (Million Metric Tonnes)	ROM LCE Dry (Million Metric Tonnes)
Proven
Smectite 2	1.71	1,110	0.5	0.0	0.3	0.0	73%
Smectite 1	1.77	2,460	17.7	0.2	11.0	0.1	66%
Subtotal - Smectite	1.77	2,420	18.2	0.2	11.3	0.1	66%
Illite 3	1.86	3,000	65.6	1.1	40.7	0.7	84%
Illite 2	1.9	5,020	58.8	1.6	36.5	1.0	81%
Illite 1	1.8	2,510	126.9	1.7	78.7	1.0	83%
Subtotal - Illite	1.84	3,230	251.3	4.3	155.8	2.7	82%
Subtotal - Proven	1.83	3,180	269.5	4.5	167.1	2.8	82%

Probable
Smectite 2	1.73	1,730	25.3	0.2	15.7	0.1	76%
Smectite 1	1.77	2,550	48.7	0.7	30.2	0.4	64%
Subtotal - Smectite	1.76	2,270	74.1	0.9	45.9	0.6	67%
Illite 3	1.85	3,110	102.0	1.7	63.2	1.0	83%
Illite 2	1.87	4,690	77.0	1.9	47.7	1.2	81%
Illite 1	1.78	1,840	534.0	5.2	331.1	3.2	80%
Subtotal - Illite	1.8	2,330	713.1	8.8	442.1	5.5	81%
Subtotal - Probable	1.8	2,320	787.1	9.7	488.0	6.0	80%

Proven + Probable
Smectite 2	1.73	1,720	25.8	0.2	16.0	0.1	76%
Smectite 1	1.77	2,530	66.4	0.9	41.2	0.6	64%
Subtotal - Smectite	1.76	2,300	92.2	1.1	57.2	0.7	67%
Illite 3	1.85	3,070	167.7	2.7	104.0	1.7	83%
Illite 2	1.88	4,830	135.9	3.5	84.3	2.2	81%
Illite 1	1.79	1,970	660.9	6.9	409.8	4.3	81%
Subtotal - Illite	1.81	2,560	964.4	13.2	597.9	8.2	82%
Total - Proven + Probable	1.81	2,540	1,056.7	14.3	655.2	8.9	80%

Notes:

1.	Mineral Reserves Estimate has been prepared by a qualified person employed by Sawtooth Mining, LLC as of December 31, 2024.

2.	Mineral Reserves have been converted from measured and indicated Mineral Resources within the pre-feasibility study and have demonstrated economic viability.
3.

Reserves presented in an optimized pit at an 85% maximum ash content, cutoff grade of 858 ppm Li, and an average cut-off factor of 13.3 kg of LCE recovered per tonne of leach ore tonne (ranged from 7.5-26 kg of LCE recovered per tonne of leach ore tonne).

4.

A sales price of $29,000 US$/tonne of Li2CO3 was utilized in the pit optimization resulting in the generation of the reserve pit shell in 2024. An overall slope of 27 degrees was applied. For bedrock material pit slope was set at 52 degrees. Mining and processing costs of $95.40 per tonne of ROM feed, a processing recovery factor based on the block model, and a GRR cost of 1.75% were additional inputs into the pit optimization. For more information regarding the material assumptions underlying the mineral reserve estimate, see Section 12 of the Thacker Pass S-K 1300 Report.

5.

A LOM plan was developed based on equipment selection, equipment rates, labor rates, and plant feed and reagent parameters. All Mineral Reserves are within the LOM plan. The LOM plan is the basis for the economic assessment within the TRS, which is used to show the economic viability of the Mineral Reserves.

6.	Applied density for the ore is varied by clay type.
7.	Lithium Carbonate Equivalent is based on in-situ LCE tonnes with a 95% mine recovery factor.
8.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
9.	The reference point at which the Mineral Reserves are defined is at the point where the ore is delivered to the run-of-mine feeder.
10.	LAC owns 62% interest of the Project, including this mineral reserve estimate, with GM owning the remaining 38%.

Mineral Reserve Estimate with an effective date of December 31, 2024 as reported under NI 43-101

Classification	Density (g/cc)	Lithium (ppm)	ROM Dry (Million Metric Tonnes)	ROM LCE Dry (Million Metric Tonnes)	Metallurgical Recovery (%)
Proven
Smectite 2	1.71	1,110	0.5	0.0	73%
Smectite 1	1.77	2,460	17.7	0.2	66%
Subtotal - Smectite	1.77	2,420	18.2	0.2	66%
Illite 3	1.86	3,000	65.6	1.1	84%
Illite 2	1.90	5,020	58.8	1.6	81%
Illite 1	1.80	2,510	126.9	1.7	83%
Subtotal - Illite	1.84	3,230	251.3	4.3	82%
Subtotal - Proven	1.83	3,180	269.5	4.5	82%

Probable				0.0
Smectite 2	1.73	1,730	25.3	0.2	76%
Smectite 1	1.77	2,550	48.7	0.7	64%
Subtotal - Smectite	1.76	2,270	74.1	0.9	67%
Illite 3	1.85	3,110	102.0	1.7	83%
Illite 2	1.87	4,690	77.0	1.9	81%
Illite 1	1.78	1,840	534.0	5.2	80%
Subtotal - Illite	1.80	2,330	713.1	8.8	81%
Subtotal - Probable	1.80	2,320	787.1	9.7	80%

Proven + Probable				0.0
Smectite 2	1.73	1,720	25.8	0.2	76%
Smectite 1	1.77	2,530	66.4	0.9	64%
Subtotal - Smectite	1.76	2,300	92.2	1.1	67%
Illite 3	1.85	3,070	167.7	2.7	83%
Illite 2	1.88	4,830	135.9	3.5	81%
Illite 1	1.79	1,970	660.9	6.9	81%
Subtotal - Illite	1.81	2,560	964.4	13.2	82%
Total - Proven + Probable	1.81	2,540	1,056.7	14.3	80%

Notes:

1.	Mineral Reserves Estimate has been prepared by Kevin Bahe, P.E.

2.	Mineral Reserves have been converted from measured and indicated Mineral Resources within the feasibility study and have demonstrated economic viability.
3.

Reserves presented in an optimized pit at an 85% maximum ash content, cutoff grade of 858 ppm Li, and an average cut-off factor of 13.3 kg of LCE recovered per tonne of leach ore tonne (ranged from 7.5-26 kg of LCE recovered per tonne of leach ore tonne).

4.

A sales price of $29,000 US$/tonne of Li2CO3 was utilized in the pit optimization resulting in the generation of the reserve pit shell in 2024. An overall slope of 27 degrees was applied. For bedrock material pit slope was set at 52 degrees. Mining and processing costs of $95.40 per tonne of ROM feed, a processing recovery factor based on the block model, and a GRR cost of 1.75% were additional inputs into the pit optimization.

5.

A LOM plan was developed based on equipment selection, equipment rates, labor rates, and plant feed and reagent parameters. All Mineral Reserves are within the LOM plan. The LOM plan is the basis for the economic assessment within the Technical Report, which is used to show the economic viability of the Mineral Reserves.

6.	Applied density for the ore is varied by clay type.
7.	Lithium Carbonate Equivalent is based on in-situ LCE tonnes with a 95% mine recovery factor.
8.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
9.	The reference point at which the Mineral Reserves are defined is at the point where the ore is delivered to the run-of-mine feeder.
10.	LAC owns 62% interest of Thacker Pass, including this mineral reserve estimate, with GM owning the remaining 38%.

The Mineral Reserves estimate is based on current knowledge, engineering constraints and land status. Large changes in the market pricing, commodity price assumptions, material density factor assumptions, future geotechnical evaluations, cost estimates or metallurgical recovery could affect the pit optimization parameters and therefore the cut-off grades and estimates of Mineral Reserves.

Mining Methods

Thacker Pass is designed to be a surface mine, as the shallow and massive nature of the deposit makes it amenable to open-pit mining methods. The mining method assumes hydraulic excavators loading a fleet of end dump trucks. This truck/excavator fleet will develop several offset benches to maintain geotechnically stable highwall slopes. These benches will also enable the mine to have multiple grades of ore exposed at any given time, allowing flexibility to deliver and blend ore as needed.

The major change between the2022 Reports and the Reports is the addition of phases and the overall size of the pit. The 2022 Reports had two plants, phase 1 and phase 2. The Reports contemplate additional phases 3 4, and 5.

Pit Design

A highwall slope-stability study was completed by Barr Engineering Co. (“BARR”) in December 2019 and a second study was completed by Barr in April 2024 to better understand the geotechnical behavior of the Tuff rock types and update the pit geometry parameters. BARR conducted geotechnical drilling, testing, and analysis to assess the geology and ground conditions. Core samples were obtained to determine material characteristics and strength properties. A minimum factor-of-safety value of 1.20 is generally acceptable for active open pit walls. However, given the possibility of long-term exposure of the pit slopes in clay geological formations, a value of 1.30 was incorporated into the design for intermediate and overall slope stability.

The geotechnical analysis indicates that the geology is generally uniform across the Thacker Pass site. The competence of the in-situ material in conjunction with the use of the proposed highwall angles meets or exceeds the minimum recommended factor-of-safety values for intermediate and overall slope configurations.

A working bench width of 91 meters (300 ft) and a mining bench face height of 4.572 meters (15 ft) was chosen. As mining progresses and larger equipment is introduced, the working bench width increases. The face height is amenable to efficient loading operations while still shallow enough to allow for the removal of thicker barren horizons within the cut to minimize dilution. For this analysis, it has been assumed that there will be a 2.5% loss on the top and bottom of the ore zones (5% total) in an effort to clean the contact zones between domains. This analysis has not considered adding dilution into the mine plan due to the loss that is being applied. Double benching and increasing the bench height to 9.144 meters (30ft) before implementing offsets, will be used to increase mining depths while maintaining the inter-ramp slope requirements.

Mine Plan

Mining advancement is based on the following five objectives: (i) Recover all ore; (ii) Provide ore grades to meet required annual lithium production; (iii) Provide higher grade ore early in the Project life, (iv) Facilitate placement of waste into the previously mined pit area as soon as feasible; and (v) Mine the entirety of the life of mine pit.

The figure below shows the LCE tonnage by area and the advancement direction of mining. As shown by the LCE tonnages on the figure below, LCE tonnage is the highest in the northwest portion of the property. This is due to the Lithium grade being the highest in that portion of the property. In addition to a high grade, the Tuff of Long Ridge uplift has brought the illite clays to the surface on both the north and south margins of the uplift. For these reasons, the pit starts in the very northwest section of Pit A and advances to the east first. Once Pit A and Pit B are mined out, Pit D and Pit E will be mined from north to south. Pit F is the deepest portion of the pit and will be mined from east to west. Pit C was excluded from the final Mineral Reserve pit due to high waste volumes.

410000
415000
4620000
4615000
N
Pit A
Pit B
Pit D
Pit E
Pit F
CTFS North
Phase 1 & 2
Mine Services
Phase 3 & 4
Phase 5
CTFS South
Legend
Creek
Ore Slurry Line
Process Plant (Phases 1-5)
Proposed Ponds
Waterline
Proposed Rail
Mineral Reserve Crest
LAC Mineral and Surface Rights
Secondary Road
CTFS
Growth Media
Proposed Powerline Reroute
Proposed HW293 Reroute
Pits A-F
Mining Direction
Extractable LCE Short Tons per 75x75ftx1,000ft block
0-50
50-100
100-150
150-200
200-250
250-300
300-350
350-400
400-450
450-500
500-550
550-1000
0 250 500 1,000 1,500 2,000 Meters
NAD 1983 UTM Zone 11N Meters
Date: Dec. 17, 2024
North American Mining
SAWTOOTH MINING, LLC

Mining Operations

Waste removal and ore removal will be done using two hydraulic excavators and a fleet of 91-tonne end dump trucks. The end dump truck fleet will haul the ore to the ROM stockpile and the waste will be hauled either to the West Waste Rock Storage Facility or placed in previously mined sections of the pit. The end dump truck fleet will also be used to haul coarse gangue material. As plant phases are added and the mine expands, the mining fleets size will adjust accordingly to supply ore, haul waste, and coarse gangue.

Due to the sequence of mining, the majority of in-pit ramps will be temporary. Additionally, cross-pit ramping will be utilized from the load face to the in-pit waste dump as well as access to the main haul road. The cross-pit ramps will be constructed from the lower bench face to the lower bench of the waste dump using waste material. As the pit advances, portions of the in-pit ramp will be excavated to allow mining access to the lower mining faces. Removal of portions of the in-pit ramp will be considered rehandle and is accounted for in the total waste removed.

Equipment Selection

Equipment selection was based on the annual quantities of material required to be mined. After reviewing various options, 91-tonne class end dump trucks loaded by two 18-tonne class hydraulic excavators in five passes was selected. The excavators will be used to load two types of ore as well as the waste material. Over the life of the mine for this plan, three different size excavators are utilized to load ore and waste. The excavator classes used are 18-tonne, 36-tonne, and 73-tonne. The 18-tonne excavator is paired with 91-tonne end dumps. The 36-tonne excavator is paired with 181 tonne end dumps and the 63-tonne excavator is paired with 305-tonne end dumps.

Drilling and Blasting

The ability to mine without blasting was determined in the Reports. The range of uniaxial compressive strength test results is within the cutting range of the excavator. Additionally, a small test pit was excavated by WLC in 2013 using a small loader and dozer. No blasting was required.

Based on reported test results, exploratory drill logs, and actual excavation of a test pit, only the basalt is expected to require blasting. However, there are bands of hard ash which may require ripping with a dozer prior to loading. The remaining waste and ore can be free dug with the hydraulic excavators. A third-party contractor will be used for the drilling and blasting on an as needed basis.

Processing and Recovery Methods

The Mineral Reserves are comprised of two main types of lithium-bearing clay, smectite and illite, with volcanic ash and other gangue minerals mixed throughout. Feed to the process plant is determined by a cutoff factor of extractable lithium per tonne clay. The extractable recoverable lithium is calculated based on correlations developed by LAC. Though both types of clay will be processed, most of the feed is illite clay type, averaging 96.6% over the life of mine. Run-of-mine ore will be delivered to the plants from stockpiles which have dedicated comminution and conveyor systems.

Thacker Pass will be constructed in five expansion phases. Lithium carbonate production from Phases 1 through 4 is designed for a nominal 40,000 t per annum capacity per phase for a total nominal capacity of 160,000 t per annum. Phase 5 expansion will be introduced at the time of Phase 4 expansion when mined ore grade decreases resulting in available capacity in the lithium carbonate crystallization circuits constructed during the initial four Phases. The process plant will operate 24 hours/day, 365 days/year with an overall availability of 88% and a mine life of 85 years. The total amount of ore processed from the mine plan is 1,057 Mt (dry).

The recovery process consists of the following primary circuits: (i) Beneficiation, including Comminution, Attrition Scrubbing, Classification, and Solid-Liquid Separation (Thickening and Dewatering); (ii) Leaching; (iii) Neutralization; (iv) Counter Current Decantation and Filtration; (v) Magnesium and Calcium Removal; (vi) Lithium Carbonate (Li2CO3) production, including 1st Stage Lithium Carbonate Crystallization, Bicarbonation, 2nd Stage Lithium Carbonate Crystallization, and Sodium Sulfate and Potassium Sulfate Crystallization (ZLD).

In beneficiation, ROM ore is crushed then mixed with water and fed to unit operations designed to liberate lithium bearing clay from gangue material. The clay is separated from coarse gangue in classification, with coarse gangue being stockpiled and eventually used as pit backfill material. The clay fines are then sent to the first dewatering stage (thickening) followed by decanter centrifuging.

The centrifuge discharge cake is repulped in recycled process solution then mixed with sulfuric acid (H2SO4) from the acid plant, leaching lithium and other constituents into solution. Acid availability determines leach feed rates, which in turn determines ore mining rates. The free acid contained in the resultant leached residue is neutralized with both a slurry of ground limestone and a magnesium hydroxide slurry from the downstream magnesium precipitation circuit. The neutralized slurry is sent to a CCD circuit to recover the lithium bearing solution from the solids with the washed solids then being fed to recessed chamber filter presses. The filter cake is then conveyed to the clay tailings filter stack (“CTFS”) as waste material for storage while the filtrate is returned to the CCD circuit.

The lithium bearing solution recovered in CCD is sent to magnesium and calcium removal circuits where first the bulk of the magnesium is crystallized as hydrated MgSO4 salts, removed via centrifugation, and conveyed to the CTFS. Any remaining magnesium in the brine is then precipitated with milk-of-lime and separated by recessed chamber filter presses. The precipitated solids are repulped and recycled back to neutralization (as stated above), eventually leaving the process with neutralized filter cake. The calcium in the liquor is removed via soda ash addition, and an ion exchange polishing step brings the divalent cation concentration to very low levels.

The second stage Li2CO3 crystal product is separated via centrifugation then sent to drying, cooling, and packaging. Mother liquor from the Li2CO3 crystallizers is sent to the ZLD crystallizer to remove Na and K as sulfate salts. The salts are sent to the CTFS while lithium remaining in the concentrate is recycled back to the front of the Li2CO3 circuit and recovered.

Process design criteria were developed by LAC’s process engineering group based on in-house and vendor test results that were incorporated into the process modelling software Aspen Plus® to generate a steady-state material and energy balance. The design basis for the beneficiation facility is to process an average ROM throughput rate for each Phase expansion of about 2.7 M dry tonnes per year, or 7,522 dry t/d of feed, including an 88% plant annual overall availability. Throughput from the mine to the crushing plant is targeted based on an average coarse gangue rejection rate of about 42% of the ROM material. The design basis results in an estimated production rate of approximately 125 t/d (42,196 tpa) of battery grade lithium carbonate. For the purposes of this report each expansion from Phases 1 - 4 equates to a nominal production rate of 40,000 tpa lithium carbonate per phase.

Recovery of lithium carbonate equivalent from ore mined and processed to produce lithium carbonate, ranges from 75.2% to 83.7%. The weighted average recovery of lithium carbonate from lithium carbonate equivalent mined for the first 25 years and the 85-year life-of-mine plan is 82.1% and 80.4% respectively. The recovery ranges are realized from an average mined lithium grade of 2,538 ppm contained within an ore blend consisting of 96.6% illite and 3.4% smectite.

Infrastructure, Permitting and Compliance Activities

Infrastructure and Logistics

Thacker Pass is planned to be constructed in five phases. Each expansion will occur four years apart from each other with Phases 1, 2, 3, and 4 designed to produce a nominal 40,000 metric tons of lithium carbonate per annum from acid plants producing a nominal 2,250 t/d sulfuric acid. Phase 5 will occur at the same time as Phase 4 and is designed to include a 3,000 t/d sulfuric acid plant and a process plant to support higher leach feed rates through brine production only. Mined material and tailings will be moved by conveyors and trucks.

Process Plant General Arrangement

The mining and Processing Plant operations are in the McDermitt Caldera in northwest Nevada. Lithium-rich clays are mined and transported via haul truck to the mineral beneficiation equipment at the processing plant. Raw water is sourced via aquifer-fed wells 7 miles east of the processing plant.

The processing plants are east of the mine open pit. Product flows from each Phase expansion are clockwise starting where the ore is delivered to a ROM stockpile and beneficiation processes. Classification, beneficiation, and coarse gangue removal are in this area. Thickened slurry is pumped to classification (centrifuges) and then pumped to acid leaching, neutralization, and CCD before being sent to the filtration area. Magnesium removal continues in a central section of the plant before flowing to calcium precipitation, calcium and boron ion exchange, and lithium carbonate production followed by ZLD crystallization. The packaging system is immediately adjacent to the lithium carbonate plant to minimize product transfer distance. Primary east-west pipe racks and secondary north-south pipe racks contain much of the process and utility piping, electrical, and instrumentation feeds for each phase. Raw water is pumped 7 miles east of the process areas to dedicated raw water tanks located in the process plant areas.

Generally, Phase 2 is a mirror of Phase 1. Phase 4 is a mirror of Phase 3 and the Phase 5 expansion is a standalone expansion.

Reagents, Consumables and Shipping

Limestone, quicklime, flocculant, and soda ash reagents are delivered to each processing plant in solid form while liquid sulfur, propane, ferric sulfate, caustic soda, and hydrochloric acid are delivered as liquids. Over-highway trucking will occur during Phases 1 through 3. During Phase 4 a short-line railroad to the project will deliver most bulk raw materials directly to the project site for the duration of the life of mine.

Delivery routes and offloading locations for raw materials are designed to minimize potential incidents with other traffic, operations, and maintenance activities.

Ancillary Buildings

Ancillary buildings to support each phase of the project include: (i) Site security buildings and entrances; (ii) Administration office buildings; (iii) Plant maintenance and warehouse buildings; (iv) Packaging Warehouse building; (v) Laboratory and control room buildings; and (vi) Mine facilities area holding fuel, lubrication, wash bay, and maintenance workshop.

The administration office buildings and the maintenance and warehouse buildings are north of the acid plants area storage tanks. The Process Control and the Analytical Laboratories are co-located near the CCD area. The administration building houses the administrative and managerial staff. A helipad is situated near the security entrances for ready access. The Ancillary Building list is a summary of buildings required and shared for Phase 1 and 2 together, Phase 3 and 4 together, and Phase 5 independently. Phases 1 and 2 will share a control room and laboratory facility. Phases 3, 4, and 5 will share a second control room and laboratory facility.

Roads

The planned traffic flow to the project will primarily come from Winnemucca Nevada along Highway 95 then onto State Route 293 (“SR-293”). Access improvements along SR-293 adjacent to the project site were completed in 2023 with Nevada Department of Transportation (“NDOT”) oversight. Improvements included the development of three turn/deceleration lanes at the Phase 1 and 2 Process Plant Entrance, Construction Entrance, and Mine Entrance along with cattle guard improvements on the BLM Pole Creek Road. These entrances will support the construction and operations during Phase 1 and 2 developments. By year 40 of the mine plan a portion of SR-293 will need to be relocated outside of the open pit extents.

SR-293 passes through the Project proposed open pit mine and connects the Kings River Valley to U.S. Highway 95 in Orovada, Nevada. During years 39 and 40 SR-293 will be rerouted outside of the proposed open pit limits. The re-alignment will be 23.9 kilometers (14.9 miles) and will satisfy the Nevada Department of Transportation requirements.

Additionally, an intersection in the town of Orovada, NV at US-95/ SR-293 junction was improved in 2023 with NDOT oversight to accommodate additional traffic to the Thacker Pass site. All construction and operations traffic to the site will travel northbound on US-95 and turn west onto SR-293. The highway improvements included a deceleration lane for traffic to turn onto SR-293.

Raw Material Logistics

Raw materials for Thacker Pass will be delivered to the site by over highway trucks during the first three phases. A local rail-to-truck transloading facility located in Winnemucca will allow for transfer of most raw materials for delivery to the Thacker Pass site. A summary of the primary raw materials to be used during operations, and their logistics, is shown below in tabular form. The cost per tonne of the raw material is included in the Operating Costs for the consumables.

High volume raw materials are to be shipped by rail to a transload facility to be constructed for the Project in Winnemucca, NV. A rail-to-truck Transload Terminal (“TLT”) will be constructed on a 177-acre parcel of land owned by the City of Winnemucca located just northwest of the Winnemucca Municipal Airport. This parcel has been leased from the city for the express purpose of constructing the TLT. Various bulk reagents such as sulfur, soda ash, and flocculant will arrive at the TLT in railcars on the Union Pacific Railroad (“UPRR”) and will be transloaded to trucks for transport to the Project plant site. Rail traffic from the UPRR will enter the TLT via a signalized mainline switch on the UPRR’s Winnemucca Subdivision.

The TLT will have two loop tracks, one for arrivals and one for departures. UPRR will place arriving railcars on the drop track and will pick up leaving railcars from the pull track. The TLT operator will use locomotives to move railcars from the drop track to either storage tracks, indexing tracks for grouping, or unloading tracks, and then after railcar unloading to the pull track for UPRR pick-up. The TLT layout has been pre- approved by UPRR operations and has been designed with a phased approach to support start-up and Thacker Pass Phase 1 production, with expansion capability to support Thacker Pass Phase 2 and 3 production.

Raw Material Logistics Scheme with Transload (Phase 1, 2, and 3)
Raw Material	Description	Approximate Truck Loads per Day
Liquid Sulfur	Includes unloading, storage, and delivery to the plant via a 39-tonne tanker from a trans-loading facility in Winnemucca, NV.	54
Soda Ash	Includes unloading, storage, and delivery to the plant via a 39-tonne trailer from a trans-loading facility in Winnemucca, NV.	22
Quicklime	Includes unloading, storage, and delivery to the plant via a 39-tonne trailer from trans loading facility in Golconda, NV. Optionally, may be shipped to site from the trans loading facility in Winnemucca, NV.	14
Limestone	Includes operation of in-pit primary crusher, delivery to the process plant via a 39-tonne trailer, and secondary limestone crushing/screening/grinding plant at the process plant.	17
Fuel

Includes diesel, unleaded gasoline, propane and their unloading, and delivery to the plant via 10,000 or 12,500 gallon trailer to the site. Optionally, may be shipped to the site from a transloading facility in Winnemucca, NV.

		>2
Other

Includes delivery to the plant via 21-tonne trailer of Ferric Sulfate, Hydrochloric Acid, Caustic Soda, and Flocculant direct to the site. Optionally, may be shipped to site from a trans-loading facility in Winnemucca, NV with minor capital improvements.

		>3

High volume raw materials will be shipped by rail to Thacker Pass directly, beginning with Phase 4 project expansion. CRS Engineers performed a 58-mile route study to refine a selected railroad corridor and prepared a Class IV cost estimate (-20% / +30%) including major costs for the construction of the proposed railroad connection (CRS Engineers, 2022). The rail will include an interchange yard along existing UPRR track near Winnemucca, an industrial lead track to the project site, and a working yard at the project site to offload rail trains.

The purpose of transitioning to rail during Phase 4 is due to the high volumes of raw materials required for the remaining life of mine, to minimize over-highway traffic along US-95 and SR-293, and to take advantage of reduced freight costs realized with a direct rail line versus a transload terminal and over highway logistics. Permitting of the route and land acquisition will be required.

Power Supply

Electrical power for Thacker Pass will be supplied by on-site power generation and via grid power from the local electric utility cooperative, Harney Electric Cooperative (“HEC”). A 115 kV transmission network line crosses the project site. Thacker Pass will generate a portion of the steady-state power demand via Steam Turbine Generators driven by steam produced by the sulfuric acid plant. The rest of the steady-state loads and any peaks will be serviced by power purchased from HEC.

The 115 kV transmission line and fiber optic cable line pass through Thacker Pass proposed open pit mine and connects the Kings River Valley Substation. During years 39 and 40 highway realignment the overhead 115 kV transmission and fiber optic communication line to the Kings River Substation will also be relocated.

Sulfuric Acid Production

The sulfuric acid plants for Thacker Pass are Double Contact Double Absorption (“DCDA”) sulfur burning sulfuric acid plants. Phase 1 through Phase 4 will each have a single sulfuric acid plant capable of producing nominal 2,250 t/d while Phase 5 will be 3,000 t/d (100 weight % H2SO4 basis) of sulfuric acid by burning liquid elemental sulfur. Sulfur is delivered to site and is unloaded by gravity into a Sulfur Unloading Pit which provides sulfur to the sulfuric acid plants. The sulfuric acid generated from each plant is used in the process plant for the chemical production of lithium carbonate. The total annual operating days are based upon expected scheduled and unscheduled maintenance. Acid production is a function of the plant’s nominal capacity and production over Design Capacity with production efficiency of the equipment decreasing over a three-year period until scheduled maintenance occurs. Each sulfuric acid plant has two Liquid Sulfur Storage Tank with a total storage capacity of 28 days (about 4 weeks). The sulfur is transferred from the tank to the Sulfur Feed Pit and from there to the Sulfur Furnace.

Water Source

The existing Quinn Raw Water Well QRPW18-01 (Quinn Well 1) was drilled in September 2018 to a depth of 172.2 meters (about 564.96 ft) below the ground surface (bgs). The well has been tested and is able to sustain 908 m3/h (4,000 gpm) which satisfies the expected average demand servicing all potable, mining and process flow streams for Phase 1 of 380 m3/h and 760 m3/h for Phase 2. Quinn Well 2 (QRPW23-01) is a backup well located 1.6 km (1 mile) west of QRPW18-01 that was drilled to a depth of 173.7 meters (bgs) in February, 2023.

The hydraulic capacity of the pump and piping system from the production wells to the plant site is 908 m3/h (4,000 gpm). The Process Plant Raw/Fire Water Tank (35 m diameter) capacity is 7,059 m3 (1.86 M gallons), storing 5,016 m3 (1.32 M gallons) for 6 hours make up water, above the fire water reserve.

Phases 3, 4 and 5 will require an additional raw water supply system to include production wells and raw water supply line. Two additional wells and a pipeline will be installed to provide an additional 908 m3/h (4,000 gpm) per well.

Waste Rock, Coarse Gangue, and Tailings

There will be temporary waste rock storage facilities (“WRSF”) at the west and east namely West WRSF, the East WRSF, and the east Coarse Gangue Stockpile (“CGS”). Growth media from these areas will be collected and stored in stockpiles to be used for future reclamation.

Approximately 6,503.1 M wet tonnes of waste rock are expected to be mined from the pit. In the initial years, the West and East WRSF will be constructed to store waste rock from the pit. Once the pit is established, concurrent backfill with waste rock and coarse gangue will be employed. Initially, excavation will start on the western side of the overall pit extent. The West WRSF will be southwest of the pit and store 20.6 Mm3 (27 Mcy) of excavated mine waste rock material. The East WRSF was designed to the east of the pit and can store 26.8Mm3 (35 Mcy) with the capacity to expand. Eventually, the pit footprint will extend to the West and East WRSFs at which point they will be excavated and placed back into the pit as pit backfill.

Coarse gangue is produced in the classification stage of the mineral processing unit operation and is conveyed into the CGS after going through a dewatering process. LAC will initially convey the coarse gangue material to the CGS located east of the open pit. The gangue material will include lithium content whose economic value cannot be extracted with a rate of return meeting LAC’s criteria. The stockpile is designed to store about 36.9 Mm3 (48.3 Mcy) of material.

Lithium processing will produce tailings comprised of neutralized acid leach residue filter cake (clay material), magnesium sulfate salt and sodium/potassium sulfate salts, collectively called clay tailings. The clay tailings strategy is based on consideration of the following aspects of the site plan: (i) adoption of the filtered stack method of clay tailings disposal, referred to as the Clay Tailings Filter Stack (“CTFS”); (ii) fully contained HDPE-lined facility for permanent storage of clay tailings; (iii) site selection for the CTFS: the selected locations are on low-gradient terrain within the mineral claim area for proper containment, while maintaining proximity to the process plant; and (iv) surface water management to minimize water entering the tailings storage area.

Placement of clay tailings, otherwise termed as “filtered tailings,” differs from conventional slurry tailings methodology and typically has higher operating costs but with the benefit of improved stability and reduced water consumption. At the tailings storage sites, it is possible to reduce the tailings to a moisture content amenable to placement in the CTFS. Two CTFS stockpiles are included in the plan to securely store the 1,125 Mm3 of clay tailings. The combined total storage capacity is 1,237 Mm3.

At the end of the leach neutralization process cycle, water from the clay tailings is recovered by solid-liquid separation (dewatering), utilizing filter presses. The filtered tailings are then transported by conveyor and trucks to the HDPE-lined CTFS facility. In this state, the filtered tailings can be spread, scarified, air-dried (if required) and compacted in lifts like the practice for typical earth embankment construction.

Environmental Studies, Permitting, and Social or Community Impact

Thacker Pass is located on public lands administered by the BLM. Construction of Thacker Pass requires permits and approvals from various Federal, State, and local government agencies.

The process for BLM authorization includes the submission of a proposed Mine Plan of Operations (PoO, previously defined) and Reclamation Plan for approval by the agency. LAC’s U.S. subsidiary, Lithium Nevada Corp. (“LNC”), submitted the Thacker Pass Project Proposed PoO and Reclamation Plan Permit Application on August 1, 2019 (LAC, 2019a), which included Phase 1 and Phase 2 of the Project. The permit application was preceded by LN’s submission of baseline environmental studies documenting the collection and reporting of data for environmental, natural, and socio-economic resources used to support mine planning and design, impact assessment, and approval processes.

As part of the overall permitting and approval process, the BLM completed an Environmental Impact Statement (“FEIS”), (DOI-BLM-NV-W010-2020-0012-EIS) in accordance with the National Environmental Policy Act of 1969 (“NEPA”) to assess the reasonably foreseeable impacts to the human and natural environment that could result from the implementation of Project activities. Following the issuance of the FEIS, BLM issued the EIS Record of Decision (“ROD”) and Plan of Operations Approval on January 15, 2021. In addition, a detailed Reclamation Cost Estimate (“RCE”) that includes Phase 1 operations was approved by both the BLM and Nevada Division of Environmental Protection-Bureau of Mining, Regulation and Reclamation (“NDEP-BMRR”). The BLM will require the placement of a financial guarantee (reclamation bond) to ensure that all disturbances from the mine and process site are reclaimed once mining concludes.

In 2024, BLM approved a minor modification that includes a process update resulting in neutral tailings, the addition of CCD thickeners, and an updated facility layout. NDEP-BMRR approval of the RCE is pending.

Based on the data that has been collected to date, there are no identified issues that are expected to prevent LAC from achieving all permits and authorizations required to complete construction and operate Phase 1 and Phase 2, though certain state permits would require modification in advance of mining below the water table. Future phases of Thacker Pass would require additional environmental analysis and permit approvals. Future expansions are expected to involve construction of a rail line to site, moving the transmission line that runs through the current project, and moving SR-293. Environmental analysis and permit approvals will be needed in advance of these planned infrastructure changes.

All major federal, state and municipal permits required to construct and operate Phase 1 and Phase 2 have been received.

Future phases of the project would likely require additional environmental analysis and permit approvals by BLM. Specifically, future phases would require LAC’s submittal of a new Plan of Operations and Mine Plan and preparation of updated NEPA analysis, such as through a Supplemental EIS or Environmental Assessment (“EA”). Additional and more recent baseline studies would likely be needed to support the supplemental analysis. Local, State, and Federal agencies would be asked to be cooperating agencies to the Supplemental EIS process. Formal consultations regarding historic properties and Native American religious concerns would be conducted by the BLM pursuant to NHPA. Additional consultation would be performed with USFWS regarding the potential for threatened and endangered species that could potentially occur within the expanded project area. Consultation with NDOW would occur and NDOW would likely be a cooperating agency in the NEPA analysis. Potential effects to Golden Eagles would also be considered by USFW along with consideration of whether a new or modified incidental Golden Eagle Take Permit would be needed.

Summary Schedule for Permitting, Approvals, and Construction

Thacker Pass is being considered in five phases, lasting 85 years. Initially, LAC will utilize existing surface transportation infrastructure (highways) to service the Project. As the Project advances, LAC proposes to relocate a portion of SR-293 and will utilize the old highway to service the Project. The following is a summary schedule for permitting, approvals and construction for Phase 1 of the Project.

•	Q3 2018 - Submitted Conceptual Mine Plan of Operations

•	Q3 2019 - Submitted Proposed Mine Plan of Operations and Reclamation Plan Permit Application, BLM deems the document technically complete

•	Q1 2020 - BLM published NOI to prepare an EIS in the Federal Register

•	Q1 2021 - Final EIS and Record of Decision issued by BLM

•	Q1 2022 - Issuance of final WPCP, Reclamation Permit, and Class II Air Quality Operating Permit

•	Q1 2023 - Initiate early-works construction

•	Q3-Q4 2023 - Initiate Plant Construction

•	Q2 2026 - Commissioning process plant, initiate mining

•	Q4 2027 - Start of Production

Additional permitting will likely be initiated after the start of Phase 1 production. Approximate production from the future expansion phases are summarized as follows.

•	Phase 2 - 4 years after Phase 1

•	Phase 3 - 4 years after Phase 2

•	Phase 4/5 - 4 years after Phase 3

Wildlife

The Thacker Pass area contains habitat for a variety of wildlife typical of the Great Basin Region. Habitat is predominantly sagebrush, intermixed with salt desert scrub and invasive grasslands and forblands. The BLM identifies areas in which the project lies as Greater Sage-Grouse priority habitat. BLM considers Greater Sage-Grouse to be a sensitive species and has regulations to protect the species and its habitat.

Since 2008, LN has performed (via independent biological contractors) six separate field surveys for sage grouse in Thacker Pass. The purpose of the surveys included assessing the quality of habitat and Greater Sage-Grouse use. The sage grouse is a game bird that BLM has identified as a special status species. Sage grouse lek sites have not been identified in the Thacker Pass area but have been documented north of the Project in the Montana Mountains. Baseline studies indicated that habitat located in the Thacker Pass area has been considerably modified by recent and historical wildfires and contiguous infestations of invasive annual grasses, primarily cheatgrass. The landscape is generally devoid of healthy sagebrush assemblages, with patchy occurrences of sagebrush. LN has fulfilled initial sage grouse compensatory mitigation commitments. Additional compensatory mitigation obligations regarding sage-grouse will likely be required for future phases of Thacker Pass.

Water Resources

Project scale hydrogeologic studies began in 2011 with a groundwater investigation and was conducted by Lumos and Associates which included monitoring well drilling, testing, and spring surveying. Continuous spring surveying was conducted by SRK between 2011 to 2013. SRK visited most spring locations for at least 4 quarters (SRK, 2011a, 2011b, 2012a, 2012b, 2012c, 2012d, 2013). Seven additional wells were drilled by LAC in 2011 with oversight from Schlumberger Water Services, of which 5 wells have been continuously monitored to present (SWS, 2013). An initial basin-scale groundwater model spanning the Kings and Quinn River hydrographic basins was developed to identify potential groundwater quantity impacts (SWS, 2013). These investigations focused on a smaller open pit plan.

In 2018, a supplemental investigation began, focused on characterizing conditions for the larger 2018 pit configuration at Thacker Pass. This included 4 additional monitoring wells, 9 piezometers, 2 production wells, 3 surface water gaging stations, and the resumption of seep and spring monitoring. In 2021, 17 additional perennial and ephemeral springs were selected by regulatory agencies for continued quarterly monitoring.

Significant future pit expansions or new pit areas could necessitate additional monitoring wells and piezometers, along with at least four quarters of additional monitoring. Additional seep and spring data would also be collected, and at least four quarters of seep and spring monitoring would be completed. The Baseline Hydrological Data Collection Report would be revised to include new data. Groundwater modeling would be updated to include the expanded pit as well as additional pumping from new groundwater wells proposed for future phases of the Project. Water related impacts to surface and groundwater resources, including the potential to generate a pit lake and pit lake geochemistry, would be reanalyzed. The Fate and Transport analysis also would be updated to assess potential migration of pore water in the proposed pit backfill on the groundwater system for the expanded pit. Updates to the Thacker Pass Project Water Quantity and Quality Impacts Report would be prepared, and a supplemental NEPA process would analyze potential impacts to groundwater quantity and quality.

Community Engagement

LAC has developed a Community Engagement Plan (“Community Engagement Plan”), recognizing that the support of stakeholders is important to the success of Thacker Pass. Thacker Pass was designed to reflect information collected during numerous stakeholder meetings. To date LAC has participated in over 150 community events The Community Engagement Plan is updated annually.

Social or Community Impacts

During operations, it is expected that most employees will be sourced from the surrounding area, which already has established social and community infrastructure including housing, retail and commercial facilities such as stores and restaurants; and public service infrastructure including schools, medical and public safety departments and fire and police/sheriff departments.

Based on the projected mine life, the number of potential hourly and salaried positions, and the projected salary ranges, Thacker Pass operations would have a long-term positive impact to direct, indirect, and induced local and regional economics. Phase 1 full production will require approximately 350 direct employees to support Thacker Pass, with the average annual salary estimated at $100,000. The life of mine average overall head count to directly support mining and processing operations is 1,100 full time employees. An additional and positive economic benefit is the creation of short-term positions for construction activities. It is estimated that approximately 2,000 temporary construction jobs will be created to support Phase 1 construction including approximately 1,800 skilled contractors. Additional jobs will be created through ancillary and support services, such as transportation, maintenance and supplies.

The Fort McDermitt Paiute and Shoshone Tribe is located approximately 60 km (35 miles) by road from the Thacker Pass site. A community benefits agreement was signed by the Company and the Fort McDermitt Paiute Shoshone tribe in October 2022. The benefits agreement will provide infrastructure development including a community center with a daycare, preschool, playground, cultural facility and communal greenhouse; training and employment opportunities; support for cultural education and preservation; and synergistic business and contracting opportunities. Numerous Native Americans have been employed by construction contractors since 2023 to assist with clearing and excavation of the Thacker Pass site.

For over 10 years years, LAC has met regularly with the community of Orovada, which is approximately 20 km (12 miles) from the Thacker Pass site and is the closest community to Thacker Pass. The purpose of the meetings was to educate the community about LAC’s plans, identify community concerns and develop ways to address them. The meetings began informally and were open to the entire community. Eventually, the community formed a committee to work with LAC. A facilitator was hired to manage a process that focused on priority concerns and resolution. The committee and LAC have addressed issues such as the local K-8 school and determined that a new school should be built in Orovada, the design and construction of which will be 100% funded by LAC. The community has agreed to a new location and LAC has worked with the BLM to secure the site and permit the school for the Humboldt County School District. LAC has also completed a preliminary design for the school and is moving forward with detailed engineering and construction planning.

Capital and Operating Costs

Capital Cost Estimate

The capital cost estimate for Thacker Pass covers post-sanction early works, mine development, mining, the process plant, the transload facility, commissioning and all associated infrastructure required to allow for successful construction and operations. The cost estimates presented in this section pertain to three categories of capital costs:

•	Phase 2, 3, 4, 5 Development capital costs;

•	Phase 1 2, 3, 4, 5 Sustaining capital costs; and

•	Closure capital costs.

Development capital costs include the EPCM estimate as well as the LAC estimate for the Thacker Pass costs. Sustaining capital costs for the Project have been estimated and are primarily for continued development of the clay tailings filter stack and coarse gangue stockpile, mining activities, sulfuric acid plant, mining equipment and activities, and plant and infrastructure sustaining capital expenditures.

Development capital costs for each Phase commence with detailed engineering and project sanction by the owner and continue to construction and through mechanical completion and commissioning. Mining pre-production costs have been capitalized and are included under development capital. The capital costs for years after commencement of production are carried as sustaining capital. Pre-sanction costs from completion of the Thacker Pass TR to project sanction, including environmental impact assessments, permit approvals and other property costs are excluded from this report and these costs are not included in the development capital.

Direct costs include the costs of all equipment and materials and the associated contractors required to perform installation and construction. The contractor indirects are included in the direct cost estimate as a percent of direct labor cost. EPCM / project indirects were detailed out in a resource plan to account for all identified costs, then budgeted as a percent of construction and equipment to be distributed through the process areas. In general, these costs include:

•	Installation contractor’s mobilization, camp, bussing, meals, and temporary facilities & power;

•	EPCM;

•	Commissioning and Vendors; and

•	Contingency.

Contract mining capital repayment includes the 60-month financed repayment of the miner’s mobile equipment assets acquired prior to the start of operation.

The table below shows the development capital cost estimate for each phase and the life of mine. Mining capital development costs support the development of the initial mine with future costs captured as sustaining capital. A 15% contingency is applied to the total value and carried within the Total Development Capital values.

Development Capital Cost Estimate Summary
Description	Ph1 Costs (US$ M)	Ph2 Costs (US$ M)	Ph3 Costs (US$ M)	Ph4/5 Costs (US$ M)	Additional LOM (US$ M)	Total Life of Mine (US$ M)	Responsible
Mine
Infrastructure	86	0	0	0	0	86	Sawtooth/ SGS
Facilities	2	0	0	0	0	2	Sawtooth/ NewFields
Process Plant and Infrastructure

Process and Acid Plants	2,842	2,326	2,754	4,074	0	11,995	Bechtel, EXP, LAC
Infrastructure Relocation	0	2	0	0	114	116	LAC/SGS/ NewFields
Rail to Project	0	0	0	241	0	241	CRS

TOTAL DEVELOPMENT CAPITAL	2,930	2,328	2,754	4,315	114	12,441
Overall Contingency	15%	15%	15%	15%	15%	15%	LAC/ Bechtel
Included Contingency Value	440	349	413	647	17	1,866	LAC/ Bechtel

Due to rounding, some totals may not correspond with the sum of the separate figures.

Sustaining Capital costs for the base case totaling US$6,921 million have been estimated over the Life of Mine (“LOM”), as outlined in the table below.

Sustaining Capital (85 Year)
Description	*LOM Costs (US$ M)	Responsible
Mine
Equipment Capital	3,100	Sawtooth
Supplies	169	Sawtooth
Pit Development	27	Sawtooth
Infrastructure	76	Sawtooth/SGS
Facilities	56	Sawtooth/SGS
Limestone Quarry	17	Sawtooth
Mobile Equipment
Plant Equipment Capital	93	LAC
Process Plant and Infrastructure
Process Plant	763	LAC
Sulfuric Acid Plant	1,759	EXP
Storage Facilities	603	NewFields, Sawtooth
3rd Party Capital Repayment**	259	LAC

Total	6,921

Notes:

1.	Phase 2/3/4/5 capital costs are not included in sustaining costs.
2.	3rd Party capital recovery includes transload, mining, and limestone quarry repayments.

Closure Costs

Closure costs are estimated based upon necessary reclamation, remediation, and closure of the 85-year facility. These closure costs of $462M will be updated as operations continue, and concurrent reclamation takes place. Site overhead during closure will be a corporate cost.

Operating Cost Estimate

Annual operating costs are summarized by operating area: Mining, Lithium Process Plant, and General & Administrative. Operating costs in each area include labor, maintenance materials and supplies, raw materials, outside services, among others. The process operating costs are based on Q1-Q4 2024 pricing. Estimates are prepared on an annual basis and include all site-related operating costs associated with the production of lithium carbonate. All operating costs incurred from project award, up to but excluding commissioning, are deemed preproduction costs and have been included in the Capital Expenditures, as they are considered part of construction. The mine life, and concurrent processing operations, is defined to be 85 years. Mine costs were estimated by year for years 1 through 25 and in 5-year increments from years 26 through 85. Each five-year increment was adjusted to annual values to input into the annual cost model. Process Operating costs and G&A cost estimates were calculated on an annual basis.

Operating Cost Estimate Summary (Years 1-85 LOM - Base Case)
Area	Annual Average ($-M)	$/tonne Product	Percent of Total
Mine	239	1,767	22%
Lithium Processing and Acid Plant	804	5,946	74%
General & Administrative	44	326	4%

Total	1,086	8,039	100%

The following items are excluded from the Operating Cost estimate:

•	Cost escalation (due to quotes being refreshed in Q1 and Q2 2024);

•	Currency fluctuations;

•	All costs apart from plant labor incurred prior to commercial operations;

•	Corporate office costs;

•	First fills (included in Capital Expenditures);

•	Closure and reclamation costs post operations (concurrent reclamation is included); and

•	Salvage value of equipment and infrastructure.

Economic Analysis

Economic analysis was carried out using a discounted cash flow (“DCF”) model. A broad team of project professionals, technical experts, and delivery experts from LAC, EDG, Bechtel, Sawtooth, EXP, Aquatec, Leading Projects and numerous equipment suppliers and subcontractors were involved in the development of the model. Cash flows for each year are totaled and discounted based on the assumption of even distribution of cash flow over the 85 year mine-life. The Project timeline starts with “Year 4” for construction and “Year 1” being the start of production.

The only revenue stream is sales of lithium carbonate. Cost inputs into the model are based primarily on Q3 2024 pricing, and the discount period commences Q3 2023.

Production and Revenues

Phases 1 through 4 are each designed for a nominal production rate of 40,000 t/y of lithium carbonate. The Phases will come online in years 1, 5, 9, and 13 respectively. A fifth phase will be constructed to produce brine only to feed the 4 previous phases. Phase 2 production is anticipated to begin in year 5 and includes the addition of a second acid plant capable of producing 2,250 t/d acid and processing infrastructure to double production with a nominal production rate of 80,000 t/y of lithium carbonate. Phase 3 production is anticipated to begin in year 9 and includes the addition of a third acid plant capable of producing 2,250 t/d acid and processing infrastructure to increase total nominal production to 120,000 t/y of lithium carbonate. Phase 4 production is anticipated to begin in year 13 and includes the addition of a fourth acid plant capable of producing 2,250 t/d acid and processing infrastructure to increase total nominal production to 160,000 t/y of lithium carbonate. Phase 5 production begins with Phase 4 during year 13 and includes the addition of a fifth acid plant capable of producing 3,000 t/d acid, beneficiation and brine processing circuits. The fifth phase will provide brine to the four previously constructed phases.

Actual production varies with the grade of ore mined and process chemistries in each year of the expected mine life of 85 years.

Product selling prices have been forecasted over the study period. The base case value for price selling was set at $24,000/t lithium carbonate. Total annual revenues by year are summarized in the table below.

Total Annual Production and Revenue (85 Year LOM - Base Case)
Production and Revenue	Annual Average	Total
Lithium Carbonate Production (tonnes)	135,132	11,486,261
Lithium Carbonate Revenue ($-M)	$3,243	$275,670
Annual Lithium Carbonate Selling Price ($/tonne)	$24,000

Financing

LAC has closed a $2.3B loan from the U.S. Department Energy under the Advanced Technology Vehicles Manufacturing (“ATVM”) Loan Program. LAC has received a $11.8 million grant from the U.S. Department of Defense to support an upgrade of the local power infrastructure and to help build a transloading facility. LAC is also contemplating multiple options for additional funding. LAC also has concluded a joint-venture investment and offtake agreements for Phases 1 and 2 with GM. Financial modeling has considered multiple discount rates to account for various funding avenues. LAC is also contemplating multiple options for additional funding. Project financing costs from the DoE loan for Phase 1 are accounted for in the model.

Future Phases 2, 3, 4 and 5 will be self-funded from operating cash flow activities.

Discount Rate

A discount rate of 8% per year has been applied to the model, though other levels from 6-16% are also included for Project assessment at various risk profiles and financing options.

Taxes

The modeling is broken into the following categories: Operational Taxes (which are eligible deductions to arrive at taxable income) and Corporate Net Income Taxes.

Thacker Pass is eligible for the Inflation Reduction Act (“IRA”) 45X critical mineral tax credits. Credits are calculated as 10% of the following costs: raw materials, mining, production supplies, supplier financing from 3rd parties, royalties, process labor (for both operations and sulfuric plant), tailings, power, non-mining fuel, maintenance parts and outside services, general and administrative, transload handling and logistics, and raw material logistics costs from Winnemucca to Thacker Pass. Only the credit realized when LAC is in a tax paying position (which starts in year 1 of production) is reflected in the model. LAC also has the potential to claim a benefit of a direct pay credit for five consecutive years that is not reflected in the model.

Payroll taxes are included in salary burdens applied in the operational expense or operating cost estimate. These include social security, Medicare, federal and state unemployment, Nevada modified business tax, workers compensation and health insurance.

Property tax is assessed by the Nevada Centrally Assessed Properties group on any property operating a mine and/or mill supporting a mine. Tax is 3% to 3.5% of the assessed value, which is estimated at 35% of the taxable value of the property. The property tax owed each year is estimated as 1.1% of the net book value at the close of the prior year plus current year expenditures with no depreciation.

Corporate Net Income Taxes

In Nevada lithium mining activities are taxed at 2-5% of net proceeds, depending on the ratio of net proceeds to gross proceeds. Net proceeds are estimated as equal to gross profit for purposes of this study. A tax rate of 5% is applicable to Thacker Pass.

Revenue subject to a net proceeds of minerals tax is exempt from the Nevada Commerce tax; therefore, the Nevada Commerce tax is excluded from the study.

The current corporate income tax rate applicable to Thacker Pass under the Tax Cut and Jobs Act is 21% of taxable income.

Royalties

Thacker Pass is subject to a 1.75% royalty on net revenue produced directly from ore, subject to a buy-down right. This royalty has been included in the economic model on the assumption that the Thacker Pass owner will exercise its buy-down right to reduce the royalty from 8.0% to 1.75% by making an upfront payment of US$22 million in the first year of operations. Under the current lithium carbonate pricing assumption the ongoing annual royalty payments will average $422/t lithium carbonate sold over the 85-year LOM (base case).

Cash Flow

Undiscounted annual cash flows (post tax) are presented in the figure below.

Undiscounted Annual Cash Flow

Cumulative Discounted Cash Flow

Cumulative discounted cash flow at the 8% discount rate is presented in the table below.

For the Base Case financial assumptions, Thacker Pass financial performance is measured through Net Present value, Internal Rate of Return and Payback period. The after-tax financial model results are summarized in the table below.

After-Tax Financial Model Results (85 Year LOM - Base Case)
Production Scenario	Unit	Values
Operational Life	Years	85
Mine and Process Plant Operational Life	Years	85
Ore Reserve Life	Years	85
Average annual EBITDA	$-B / yr	2.1
After tax Net Present Value (“NPV”) @ 8% discount rate	$-B	8.7
After tax Internal Rate of Return	%	20.0
Payback (undiscounted)	Years	8.7

*	includes capital investments in years up to production This is a non-GAAP financial measure.

Sensitivity Analysis

A sensitivity analysis was performed to examine variables in the economic model to understand the impact of the variables on the Project value and economics. The variables examined are lithium carbonate selling price, lithium recovery, OPEX, CAPEX and liquid sulfur price. The change in Project NPV was estimated based on the defined increase or decrease of the particular variable. The analysis demonstrates high sensitivity to lithium carbonate price and CAPEX. The Project is relatively insensitive to changes in lithium recovery, OPEX and liquid sulfur price.

The table below presents NPV and IRR at a range of discount rates for three lithium carbonate product selling price cases: -25% (downside), 0% (base-fixed), and +25% (high).

After-Tax NPV at 8% and IRR with Varying Lithium Carbonate Selling Prices
Average Selling Price ($/tonne)	$18,000 Low: -25%	$24,000 Base: 0%	$30,000 High: +25%
NPV ($-B)	3.4	8.7	13.6
IRR	12.8%	20.0%	26.5%

The table below presents the sensitivity of NPV to different discount rates.

NPV for Various Discount Rates
Economic Indicators after Taxes ($-B)	Years 1-25 of 85-Year LOM	85-Year LOM
NPV @ 0%*	$32.6	$134.5
NPV @ 6%	$9.0	$15.1
NPV @ 8%	$5.9	$8.7
NPV @ 10%	$3.8	$5.2
NPV @ 12%	$2.4	$3.1
NPV @ 16%	$0.7	$0.9

*	undiscounted cash flow

Comparison of Mineral Estimates Reported for 2024 and 2023

Except as specified below, the comparison of the mineral estimates are shown on a 100% project basis. In Q4 2024, LAC and GM entered into an investment agreement establishing a joint venture ownership of Thacker Pass. LAC currently owns a 62% interest of Thacker Pass, including this mineral resource estimate, with GM owning the remaining 38%. At December 31, 2023, LAC owned a 100% interest of Thacker Pass.

Mineral Resources

The tables below show the reported mineral resource estimates for 2024 and 2023, the difference between estimates as well as the percent change. The major factors that attributed to this change include:

•	Additional drill holes from the 2023 drilling campaign allowed for more Measured, Indicated and Inferred Mineral Resources in the southern and eastern portions of the property.

•

Updating the domaining to include lithological domains has allowed for the grade interpretation to better align with mineralization. This has decreased the amount of grade smearing along the contacts between the various domains and subsequently increased the average Lithium grade values and tonnages.

•	Utilizing the non-declustered composite database in the Ordinary Kriging estimation has attributed to the increase in average Lithium grade values and tonnages.

•	An increase in the estimate Lithium price from 2022 of $22,000 to 2024 of $29,000 has allowed for the cutoff grade to drop and for more tonnages to be included in 2024 Mineral Resource statement.

•	Additional density sampling has allowed for a more robust determination of density for the Thacker Pass deposit.

•	The decrease in Measured tonnage is due to the Mineral Reserves including more of the Measured blocks with the expanded pit in the 2024 estimate.

Mineral Resources Reported as of December 31, 2023 and December 31, 2024 (100% Project Basis)*

	2024			2023
Classification	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)
Measured	2,180	277.1	3.2	1,990	325.2	3.4
Indicated	2,060	2,396.6	26.3	1,820	895.2	8.7
Measured + Indicated	2,070	2,673.7	29.5	1,860	1,220.4	12.1
Inferred	2,070	1,981.5	21.6	1,870	297.2	3.0

*	For the mineral resource estimates shown on a 62% basis attributed to LAC, please see table entitled “Mineral Resources Estimate as of December 31, 2024 As Reported under S-K 1300”

Mineral Resources Comparison to Previous Estimate (Shown on a 100% Project Basis)

	Difference			Percent Change
Classification	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)
Measured	190	(48.1)	(0.2)	10%	-15%	-6%
Indicated	240	1,501.4	17.6	13%	168%	202%
Measured + Indicated	210	1,453.3	17.4	11%	119%	144%
Inferred	200	1,684.3	18.6	11%	567%	620%

Mineral Resources Comparison to Previous Estimate (Shown on a 62% Basis Attributed to LAC in 2024)

	Difference			Percent Change
Classification	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)	Lithium (ppm)	In Situ Dry (Million Metric Tonnes)	In Situ LCE Dry (Million Metric Tonnes)
Measured	190	(153.4)	(1.4)	10%	-47%	-41%
Indicated	240	590.7	7.6	13%	66%	87%
Measured + Indicated	210	437.3	6.2	11%	36%	51%
Inferred	200	931.3	10.4	11%	313%	347%

Mineral Reserves

The tables below show the reported mineral reserve estimates for 2024 and 2023, the difference between estimates as well as the percent change. The major factors that attributed to this change include:

•

Additional drill holes from the 2023 drilling campaign allowed for more Measured and Indicated resources in the southern and eastern portions of the property. This has allowed for the Mineral Reserves to stretch into those areas as well.

•

Updating the domaining to include lithological domains has allowed for the grade interpretation to better align with mineralization. This has decreased the amount of grade smearing along the contacts between the various domains and subsequently increased the average Lithium grade values and tonnages.

•	An increase in Lithium price from $22,000 to $24,000 has allowed for more tonnage to be considered in the Mineral Reserve estimate.

Mineral Reserves Reported as of December 31, 2023 and December 31, 2024 (100% Project Basis)*

	2024			2023
Category	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)
Proven	269.5	3,180	4.5	192.9	3,180	3.3
Probable	787.1	2,320	9.7	24.4	3,010	0.4
Proven & Probable	1,056.7	2,540	14.3	217.3	3,160	3.7

*	For the mineral reserve estimates shown on a 62% basis attributed to LAC, please see table entitled “Mineral Reserves Estimate with an effective date of December 31, 2024 as Reported under S-K 1300”

Mineral Reserves Comparison to Previous Estimate (Shown on a 100% Project Basis)

	Difference			Percent Change
Category	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)
Proven	76.6	0	1.2	40%	0%	36%
Probable	762.7	-690	9.3	3,126%	-23%	2,325%
Proven & Probable	839.4	-620	10.6	386%	-20%	286%

Mineral Reserves Comparison to Previous Estimate (Shown on a 62% Basis Attributed to LAC in 2024)

	Difference			Percent Change
Category	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)	Tonnage (Mt)	Lithium (ppm)	LCE (Mt)
Proven	(25.8)	0	(0.5)	-13%	0%	-15%
Probable	436.6	-690	5.6	1,900%	-23%	1,400%
Proven & Probable	437.9	-620	5.2	202%	-20%	141%

A copy of such Technical Report Summary is attached as Exhibit 96.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

23.1	Consent of SGS Canada Inc. - Geological Services, dated January 7, 2025.

23.2	Consent of Sawtooth Mining, LLC, dated January 7, 2025.

23.3	Consent of NewFields Mining Design & Technical Services, dated January 7, 2025.

23.4	Consent of EXP U.S. Services Inc., dated January 7, 2025.

96.1	S-K 1300 Technical Report Summary on the Thacker Pass Project Humboldt County, Nevada, USA, dated December 31, 2024.

99.1	Press Release, dated as of January 7, 2025.

104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LITHIUM AMERICAS CORP. (Registrant)

Dated: January 7, 2025	By:	/s/ Jonathan Evans
Jonathan Evans Chief Executive Officer